Exhibit 10.1

STOCKHOLDERS AGREEMENT

dated as of

June 11, 2024

by and among

WEWORK INC.

and

THE STOCKHOLDERS BOUND HERETO

i

ii

* * *

EXHIBIT A	Form of Joinder Agreement
EXHIBIT B	Form of Spousal Consent and Proxy
EXHIBIT C	Form of Transfer Certificate

iii

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is adopted and entered into as of June 11, 2024 (the “Effective Date”), by and among WeWork Inc., a Delaware corporation (the “Corporation”), each of the holders of shares of Common Stock (as defined below) as of the Effective Date, each of which, pursuant to Section 12.18, is deemed to have entered into this Agreement pursuant to the Plan (as defined below) regardless of whether such holder has actually executed this Agreement (the “Initial Stockholders”), and each Person who becomes a party to this Agreement by executing a Joinder Agreement (as defined below) as a result of becoming an owner of Shares in accordance with the provisions of this Agreement (each such Person, along with each of the Initial Stockholders, a “Stockholder”).

WHEREAS, the Corporation and certain of its direct and indirect subsidiaries filed (a) voluntary petitions for relief under Chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) and (b) the Third Amended Joint Chapter 11 Plan of Reorganization of WeWork Inc. and Its Debtor Subsidiaries [Docket No. 2051] (as amended, restated, supplemented or otherwise modified from time to time, the “Plan”), as confirmed on May 30, 2024, by order of the Bankruptcy Court in the Chapter 11 Cases jointly administered under the caption In re: WeWork Inc., et al., Case No. 23-19865 (JKS) (the “Confirmation Order”);

WHEREAS, pursuant to the Plan and the Confirmation Order, the Corporation is authorized to enter into this Agreement and the Corporation has agreed to, among other things, issue shares of Common Stock to the Initial Stockholders, representing certain providers of financing to and certain creditors of the Corporation, as of the Effective Date;

WHEREAS, pursuant to Section 12.18, this Agreement shall be effective and binding in accordance with its terms and conditions upon all Persons (as defined below) deemed to be bound hereto pursuant to the Plan and the Confirmation Order, including each Registered Stockholder (as defined below), each of whom shall execute and deliver this Agreement but shall be bound hereby regardless of whether any such Registered Stockholder has actually executed this Agreement, and each DTC Holder (as defined below) who shall be deemed to bound hereby even if such DTC Holder has not actually executed this Agreement; and

WHEREAS, pursuant to the Plan and the Confirmation Order, the Corporation and the Stockholders are authorized to enter into this Agreement for the purposes, among others, of setting forth certain rights and obligations with respect to the affairs of the Corporation and the Shares (as defined below) owned or held by the Stockholders.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (including each of the Initial Stockholders deemed to have entered into this Agreement pursuant to Section 12.18), do hereby covenant and agree as follows:

ARTICLE 1

CERTAIN DEFINED TERMS

As used in this Agreement, the following terms will have the meanings set forth below:

“Absent Director” has the meaning set forth in Section 2.10.

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

“Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period:

(a) increased, without duplication and to the extent deducted in calculating Consolidated Net Income for such period, by the following items of the Corporation and its Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP for such period:

(i) Consolidated Interest Expense; plus

(ii) Consolidated Income Taxes; plus

(iii) depreciation and amortization expense, including amortization of intangibles (including goodwill); plus

(iv) any non-recurring (A) restructuring charges or expenses, (B) integration costs or (C) other business optimization or expense, including severance payments paid to executives in connection therewith, in each case, incurred outside of the ordinary course of business; plus

(v) any non-cash compensation expense and any expense related to the issuance of equity to non-employees for services rendered; plus

(vi) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight-line rent for GAAP purposes; and

(b) decreased, without duplication and to the extent increasing Consolidated Net Income for such period, by the excess of actual cash rent paid over GAAP rent expense due to the use of straight-line rent for GAAP purposes of the Corporation and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, in each case of the foregoing clauses (a) and (b), calculated in good faith and in accordance with past practices in connection with regular reporting to the Board and equityholders of the Corporation prior to the Effective Date.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, including any general partner, managing member, officer, director or trustee of such Person. For purposes of this definition, (a) the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules promulgated under the Securities Act and (b) any funds or accounts holding Shares that are managed, advised or sub-advised by a third-party asset manager will be “under common control” with any and all other any funds or accounts holding the Corporation’s Shares that are managed, advised or sub-advised by such third-party asset manager. No Stockholder shall be deemed an Affiliate of another Person solely by virtue of being a party to this Agreement or by being a lender to or creditor of such other Person.

“Agreement” has the meaning set forth in the preamble hereto.

“AHG Approval Right” has the meaning set forth in Section 2.7(d)(ii).

“AHG Designation Right” has the meaning set forth in Section 2.2(e).

“AHG Director” has the meaning set forth in Section 2.2(e).

“AHG Stockholders” means, collectively, (a) Aristeia Capital, L.L.C., BlackRock Financial Management, Inc., Brigade Capital Management, LP, Capital Research and Management Company, King Street Capital Management, L.P., Sculptor Capital LP and Silver Point Capital, L.P., and each of their respective Affiliates and (b) each equityholder of any Person described in clause (a) to whom such Person transferred all or any portion of its Shares pursuant to Section 5.2(e).

“Bankruptcy Court” has the meaning set forth in the preamble hereto.

“Board” means the Board of Directors of the Corporation.

“Board Matter” has the meaning set forth in Section 2.10.

“Board Observer” has the meaning set forth in Section 2.9.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Bylaws” means the Corporation’s Amended and Restated Bylaws as of the Effective Date (as amended, restated, supplemented or otherwise modified from time to time).

“Call Agreements” has the meaning set forth in Section 3.4(c).

“Call Closing Date” has the meaning set forth in Section 3.4(c).

“Call Shares” has the meaning set forth in Section 3.4(a).

“Cash” means, as of such time of determination, cash and cash equivalents, including marketable securities, of the Corporation and its Subsidiaries determined on a consolidated basis; provided, that, in no event shall “Cash” include any LC Cash Collateral (as defined in the Exit LC Facility) held by the Corporation or any of its Subsidiaries.

“Cause” for the removal of any director means (a) material fraud or material dishonesty in the performance of duties, (b) conviction or plea of guilty or nolo contendere to a felony or (c) willful malfeasance or willful misconduct in the performance of duties or any willful act or omission (other than in the good faith performance of duties) that is materially injurious to the financial condition or business reputation of the Corporation that, in the case of clauses (a) and (c), is not cured (if capable of being cured) to the reasonable satisfaction of the Board determined in good faith within thirty (30) days after the Corporation’s written notice to such director specifying the failure and providing the opportunity to materially remedy such failure.

“CEO Director” has the meaning set forth in Section 2.2(g).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on June 11, 2024, and any subsequent amendment thereto or restatement thereof, including any certificate of designations relating to any outstanding series of preferred stock.

“Chapter 11 Cases” has the meaning set forth in the preamble hereto.

“Common Stock” means, the Corporation’s common stock, par value $0.0001 per share.

“Competitor” means, as of such date of determination, (a) any Person that is engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in any business or line of business in the office space industry, including traditional offices, real estate providers, flexible workspace providers and home office spaces, or any substantially similar industry or line of business, (b) any Person that is an Affiliate of any Competitor described in clause (a) of this definition and (c) any Person (together with such Person’s Affiliates) that is a director, officer or five percent (5%) or greater equity holder of any Person described in clause (a) of this definition; provided, that, a Person that would be a Competitor pursuant to clauses (a) or (b) of this definition shall not be deemed a Competitor if (x) such Person is a bank, financial institution, bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and no Person described in clauses (a) or (b) of this definition makes investment decisions for such Person and no investment vehicle managed or advised by a Person described in clauses (a) or (b) of this definition that is not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course makes investment decisions for such Person and (y) such Person does not share any information of the type subject to Section 4.1 with any Person described in clauses (a) or (b) of this definition or any investment vehicle managed or advised by any Person described in clauses (a) or (b) of this definition that is not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, in each case described in this clause (y), with respect to which such Person is an Affiliate.

“Confidential Information” has the meaning set forth in Section 4.1(a).

“Confirmation Order” has the meaning set forth in the preamble hereto.

“Consolidated Income Taxes” means, for any period, taxes imposed upon the Corporation and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, which taxes are calculated by reference to the income or profits or capital of the Corporation or any of its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period).

“Consolidated Interest Expense” means, for any period, the total interest expense of the Corporation and its Subsidiaries determined on a consolidated basis in accordance with GAAP (to the extent such expense was included in computing Consolidated Net Income for such period).

“Consolidated Net Income” means, for any period, the net income (loss) of the Corporation and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Corporation” has the meaning set forth in the preamble hereto.

“Corporation Notice” means written notice from the Corporation notifying such Selling Stockholder and each Major Stockholder that the Corporation intends to exercise its Right of First Refusal as to some or all of the Shares with respect to any Proposed Stockholder Transfer.

“Corporation Undersubscription Notice” has the meaning set forth in Section 6.1(e).

“Cupar” has the meaning set forth in Section 2.2(a).

“Cupar Agreement” has the meaning set forth in Section 3.3(b)(ii).

“Cupar Approval Right” has the meaning set forth in Section 2.7(d)(i).

“Cupar Call Notice” has the meaning set forth in Section 3.4(c).

“Cupar Call Price” has the meaning set forth in Section 3.4(b).

“Cupar Call Right” has the meaning set forth in Section 3.4(a).

“Cupar Call Right Holders” has the meaning set forth in Section 3.4(a).

“Cupar Call Right Outside Date” has the meaning set forth in Section 3.4(g).

“Cupar Call Right Required Governmental Consents” has the meaning set forth in Section 3.4(e)(ii).

“Cupar Designation Right” has the meaning set forth in Section 2.2(d).

“Cupar Director” has the meaning set forth in Section 2.2(d).

“Data Room” has the meaning set forth in Section 4.3.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly and whether presently convertible, exchangeable or exercisable or not), Shares, including options and warrants.

“Designating Stockholder” has the meaning set forth in Section 2.3.

“DGCL” means the General Corporation Law of the State of Delaware as it now exists or may hereinafter be amended and supplemented.

“Disqualification Event” has the meaning set forth in Section 2.6.

“Disqualified Designee” has the meaning set forth in Section 2.6.

“Drag-Along Notice” has the meaning set forth in Section 8.1(a).

“Drag-Along Right” has the meaning set forth in Section 8.1(a).

“Drag-Along Sale” has the meaning set forth in Section 8.1(a).

“Dragging Stockholders” has the meaning set forth in Section 8.1(b).

“DTC” means The Depository Trust Company or its successor.

“DTC Facilities Exit Transfer” has the meaning set forth in Section 5.1(c).

“DTC Holders” has the meaning set forth in Section 5.1(b).

“Duly Called Board Meeting” has the meaning set forth in Section 2.10.

“Effective Date” has the meaning set forth in the preamble hereto.

“Excess 8% Transaction” has the meaning set forth in Section 6.4(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercising Major AHG Stockholder” has the meaning set forth in Section 6.1(e)(i).

“Exercising Major Stockholder” has the meaning set forth in Section 6.1(e)(ii).

“Exit LC Facility Credit Agreement” means that certain Senior Secured Credit Agreement, dated on or around the Effective Date, by and among WW SPV Borrower I LLC, a limited liability company formed and registered in the Cayman Islands, and WW SPV Borrower II LLC, a limited liability company formed and registered in the Cayman Islands, each as a borrower, WW SPV Blocker LLC, a limited liability company formed and registered in the Cayman Islands, as the blocker, Goldman Sachs International Bank and JPMorgan Chase Bank, N.A., each as a senior LC facility administrative agent and an LC collateral agent, SoftBank Vision Fund II-2 L.P., as the junior TLC facility administrative agent and the junior TLC facility lender, Acquiom Agency Services LLC, as the junior TLC collateral agent, the issuing banks from time to time party thereto and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Exit LC Facility” means, collectively, the Exit LC Facility Credit Agreement, the Guaranty Agreements (as defined in the Exit LC Facility Credit Agreement) and each other Credit Document (as defined by the Exit LC Facility Credit Agreement).

“Family Members” has the meaning set forth in Section 5.2(e).

“Fully Exercising Stockholder” has the meaning set forth in Section 7.1(b).

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Effective Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Governing Documents” means the Certificate of Incorporation and the Bylaws.

“Indebtedness” means, as of such time of determination, any of the following indebtedness of the Corporation or any of its Subsidiaries (including any and all principal, accrued and unpaid interest, prepayment of premiums or penalties which would be required to be paid in connection with the consummation of the Cupar Call Right or such Sale Transaction approved by the Strategic Review Committee, as applicable): (a) obligations of the Corporation or any of its Subsidiaries for indebtedness for borrowed money, including all such obligations evidenced by loan agreements, promissory notes and similar instruments, whether as principal or as surety and (b) obligations of the Corporation and its Subsidiaries under letters of credit, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; provided, that, in no event shall “Indebtedness” include (x) any obligations under undrawn letters of credit, performance bonds, sureties or similar obligations or (y) any intercompany obligations for indebtedness for borrowed money.

“Initial Stockholders” has the meaning set forth in the preamble hereto.

“IPO” has the meaning set forth in Section 5.4.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit A attached hereto.

“Major AHG Stockholder” means, collectively, each AHG Stockholder that is deemed to be a Major Stockholder pursuant to this Agreement.

“Major AHG Stockholder Notice Period” has the meaning set forth in Section 6.1(e)(i).

“Major Stockholder” means (a) each of Cupar, each AHG Stockholder and SoftBank, in each case, until such time as such Stockholder no longer holds at least fifty percent (50%) of the Shares that such Stockholder held as of the Effective Date (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) and (b) any Stockholder that, individually or together with such Stockholder’s Affiliates, holds at least five percent (5%) of the Outstanding Shares; provided, that, any Transition DTC Stockholder that shall have failed to consummate a DTC Facilities Exit Transfer with respect to all of the Transition DTC Shares held by such Transition DTC Stockholder within twenty (20) Business Days following the Effective Date shall not be deemed a “Major Stockholder” under this Agreement until such date that such Transition DTC Stockholder (x) consummates a DTC Facilities Exit Transfer with respect to such Transition DTC Shares and (y) complies with Section 5.1(c)(iii).

“Measurement Time” means 12:01 a.m., New York time, on the date of consummation of the Cupar Call Right.

“Minimum Holding” means the lesser of (a) 0.25% percent of the Outstanding Shares and (b) the smallest percentage of Outstanding Shares held by a Stockholder as of the Effective Date that results in no greater than one hundred and fifty (150) Stockholders holding a percentage of Outstanding Shares as of the Effective Date that is equal to or greater than such percentage.

“Necessary Action” means using commercially reasonable efforts to (a) vote or provide a written consent or proxy with respect to the Shares, (b) cause the adoption of Board or Stockholder resolutions or amendments to the applicable Governing Documents, (c) cause the adoption of Board or Stockholder resolutions to approve the Strategic Alternative, (d) cause members of the Board (to the extent such members were nominated or appointed by the Person obligated to undertake the Necessary Action and subject to any fiduciary duties that such members may have as directors of the Corporation) to act in a certain manner or cause them to be removed in the event they do not act in such manner or (e) execute and deliver agreements (including, without limitation, purchase agreements), documents and instruments in connection with clauses (a) through (d).

“New Securities” means, collectively, (a) equity securities of the Corporation, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, in each case, issued by the Corporation and (b) any debt security or indebtedness for borrowed money issued or incurred by the Corporation or any of its Subsidiaries, in each case in this clause (b), in excess of $25,000,000.00 other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course of business.

“Offer Notice” has the meaning set forth in Section 7.1(a).

“Outstanding Shares” means, as of such time of determination, the then issued and outstanding Shares; provided, that, Outstanding Shares shall exclude (a) any and all Shares held by the Corporation or any of its wholly owned Subsidiaries in treasury and (b) any and all Shares (i) held in escrow, (ii) held by a transfer agent (including Continental Stock Transfer & Trust Company, a New York limited purpose trust company), (iii) held by a special purpose vehicle (including WW SPV Blocker LLC, a Cayman Islands limited liability company) or (iv) which are otherwise subject to any escrow obligation or condition, in the case of each of clauses (i) through (iv), pursuant to, or as expressly contemplated by, the Exit LC Facility and the transactions contemplated thereunder.

“Participating Stockholder” has the meaning set forth in Section 6.2(a).

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock corporation, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof, or any other entity.

“Plan” has the meaning set forth in the preamble hereto.

“Prime Right of First Refusal” means the right, but not the obligation, of each Major AHG Stockholder to purchase up to its pro rata portion (based upon the total number of Shares then held by all other Major AHG Stockholders) of the Shares subject to a Proposed Transfer Notice delivered by an AHG Stockholder on the terms and conditions specified in the Proposed Transfer Notice.

“Prime Secondary Notice” means written notice from any Selling AHG Stockholder notifying the Corporation and the Major Stockholders that the Major AHG Stockholders do not intend to exercise their respective Right of First Refusal as to all Shares with respect to a Proposed Stockholder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Prime Stockholder Notice” means written notice from any Major AHG Stockholder notifying the Corporation and the Selling Stockholder that such Major AHG Stockholder intends to exercise its Prime Right of First Refusal as to a portion of the Shares with respect to any Proposed Stockholder Transfer.

“Prime Undersubscription Notice” means written notice from a Major AHG Stockholder notifying the Corporation and the Selling Stockholder that such Major AHG Stockholder intends to exercise its option to purchase all or any portion of the Shares not purchased pursuant to the Prime Right of First Refusal.

“Principal Stockholders” mean, collectively, Cupar and its Affiliates, SoftBank and its Affiliates and each AHG Stockholder and its Affiliates.

“Prohibited Transfer” has the meaning set forth in Section 6.3(c).

“Proposed Sale” has the meaning set forth in Section 8.1(g).

“Proposed Stockholder Transfer” means any Transfer of any Shares proposed by any of the Selling Stockholders.

“Proposed Transfer Notice” means written notice from a Selling Stockholder setting forth the terms and conditions of a Proposed Stockholder Transfer.

“Prospective Transferee” means any person to whom a Selling Stockholder proposes to make a Proposed Stockholder Transfer.

“Purchase and Sale Agreement” has the meaning set forth in Section 6.2(c).

“Qualified IPO” means (a) the initial firm commitment underwritten public offering and sale of the Corporation’s Common Stock registered under the Securities Act or equivalent foreign securities laws (other than a registration on Form F-4, Form S-4 or Form S-8 (or any similar or successor form or equivalent foreign form)) that results in the Corporation’s Common Stock being listed on a national securities exchange and that results in aggregate gross proceeds of not less than $100,000,000 or (b) any merger, consolidation, reorganization, recapitalization, capital stock exchange, stock sale, asset sale or other similar transaction or business combination (or series of related transactions or related business combinations), in each case, between the Corporation and a “blank check company” (or any of its wholly owned subsidiaries) that is a special purchase acquisition company formed solely for the purpose of effecting such qualified initial public offering with one or more businesses, which for the avoidance of doubt, is deemed to be a “blank check company” under the Securities Act that results in the Corporation’s Common Stock being listed on a national securities exchange and that results in aggregate gross proceeds of not less than $100,000,000.

“Registered Stockholder” has the meaning set forth in Section 5.1(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or around the Effective Date, by and among the Corporation and the Stockholders (as amended, restated, supplemented or otherwise modified from time to time).

“Related Party Transaction” has the meaning set forth in Section 3.2.

“Related Party Transaction Costs” has the meaning set forth in Section 3.2(a).

“Representatives” has the meaning set forth in Section 4.1(a).

“Right of Co-Sale” means the right, but not the obligation, of a Major Stockholder to participate in a Proposed Stockholder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not the obligation, of the Corporation, or its permitted transferees or assigns, to purchase some or all of the Shares with respect to a Proposed Stockholder Transfer and not purchased pursuant to the Prime Right of First Refusal on the terms and conditions specified in the Proposed Transfer Notice.

“Sale Transaction” means each of the following events:

(a) a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which (i) the Corporation is a constituent party or (ii) a Subsidiary is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication, or continuance, in each case, other than any such merger, consolidation, statutory conversion, transfer, domestication, or continuance involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, a majority, by voting power, of the capital stock or other equity interests of (A) the surviving or resulting corporation or entity or (B) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, the parent corporation or entity of such surviving or resulting corporation or entity;

(b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any of its Subsidiaries of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole or (ii) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more Subsidiaries of the Corporation if substantially all of the assets of the Corporation and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary; or

(c) a Stock Sale,

in each case of the foregoing clauses (a), (b) and (c), other than to Cupar, any AHG Stockholder or SoftBank (or any Affiliates of Cupar, any AHG Stockholder or SoftBank) or to any group of Persons that includes, directly or indirectly, Cupar, any AHG Stockholder or SoftBank (or any Affiliates of Cupar, any AHG Stockholder or SoftBank) (other than as a result of (x) a rollover or reinvestment opportunity that is offered to all such Persons on a pro rata basis, (y) a passive investment in the equity securities of any publicly traded company or (z) immaterial passive interests held by such Persons in the acquiror in such Sale Transaction).

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Notice” means written notice from the Corporation notifying the Selling Stockholder and the Major Stockholders that the Corporation does not intend to exercise its Right of First Refusal as to all Shares with respect to a Proposed Stockholder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Secondary Refusal Right” means the right, but not an obligation, of each Major Stockholder to purchase up to its pro rata portion (based upon the total number of Shares then held by all Major Stockholders) of any Shares not purchased pursuant to the Prime Right of First Refusal or Right of First Refusal on the terms and conditions specified in the Proposed Transfer Notice.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling AHG Stockholder” has the meaning set forth in Section 6.1(a)(i).

“Selling Non-AHG Stockholder” has the meaning set forth in Section 6.1(a)(ii).

“Selling Stockholder” has the meaning set forth in Section 6.1(a)(ii).

“Shares” means, collectively, the shares of Common Stock and all of the other shares, interests, rights, participations or other equivalents (however designated) of capital stock of the Corporation.

“SoftBank” has the meaning set forth in Section 2.2(f).

“SoftBank Approval Right” has the meaning set forth in Section 2.7(d)(iii).

“SoftBank Designation Right” has the meaning set forth in Section 2.2(f).

“SoftBank Director” has the meaning set forth in Section 2.2(f).

“SoftBank Exit LC Facility Triggering Event Shares” means, as of such time of determination, without duplication and to the extent excluded from the calculation of (x) the number of Outstanding Shares and (y) the number of Shares then held by SoftBank, such number of Shares (a) then held in escrow, (b) then held by a transfer agent (including Continental Stock Transfer & Trust Company, a New York limited purpose trust company), (c) then held by a special purpose vehicle (including WW SPV Blocker LLC, a Cayman Islands limited liability company) or (d) which are then otherwise subject to any escrow obligation or condition, in the case of each of clauses (a) through (d), pursuant to or as expressly contemplated by, the Exit LC Facility and the transactions contemplated thereunder that are entitled to be released upon the consummation of a Drag-Along Sale pursuant to the terms of the Exit LC Facility (whether or not such Shares have actually been released pursuant to the terms of the Exit LC Facility).

“Spousal Consent” has the meaning set forth in Section 12.20.

“SRC Charter” has the meaning set forth in Section 3.5(a).

“SRC Notice” has the meaning set forth in Section 3.3(a).

“SRC Request” has the meaning set forth in Section 3.3(a).

“Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires Shares representing a majority of the outstanding voting power of the Corporation.

“Stockholder” has the meaning set forth in the preamble hereto.

“Stockholder Notice” means written notice from any Major Stockholder notifying the Corporation and the Selling Stockholder that such Major Stockholder intends to exercise its Secondary Refusal Right as to a portion of the Shares with respect to any Proposed Stockholder Transfer.

“Stockholder Notice Period” has the meaning set forth in Section 6.1(e)(ii).

“Stockholder Proceeds” means, with respect to any Sale Transaction, the sum of any cash and the fair market value of any securities or other property distributed or to be distributed in connection with such Sale Transaction to the holders of the Shares, excluding any and all amounts actually distributed after the closing of such Sale Transaction pursuant to any escrow, earn-out or similar arrangement, amounts required to be applied to repayment of any indebtedness for borrowed money pursuant to the terms thereof and transaction costs, fees, expenses and other similar costs; provided, that, if Stockholder Proceeds includes securities or other property, such securities or other property will be valued at the same value established for such securities or other property in connection with such Sale Transaction or, if not so established, at the fair market value as determined in good faith by the Board.

“Stockholder Representative” has the meaning set forth in Section 8.1(g).

“Strategic Alternative” means (a) a Qualified IPO, (b) a Sale Transaction or (c) any other strategic alternative available to the Corporation other than, solely in the case of this clause (c), any transaction (i) with a group of Persons that includes, directly or indirectly, any AHG Stockholder (or any Affiliates of any AHG Stockholder) (other than as a result of (x) a rollover or reinvestment opportunity that is offered to Cupar, SoftBank and the AHG Stockholders on a pro rata basis, (y) a passive investment in the equity securities of any publicly traded company or (z) immaterial passive interests held by such Persons in the acquiror in such strategic alternative) or (ii) the primary purpose of which is to create or issue any debt security, incur indebtedness for borrowed money or the create any lien or security interest.

“Strategic Review Committee” has the meaning set forth in Section 3.3(a).

“Subsidiary” means any Person in which the Corporation, directly or indirectly through one or more Subsidiaries or otherwise, beneficially owns more than fifty percent (50)% of either the equity interests in, or the voting power of the securities of, such Person.

“Third Duly Called Board Meeting” has the meaning set forth in Section 2.10.

“Third Meeting Notice” has the meaning set forth in Section 2.10.

“Transfer” means, with respect to any Shares, any sale, assignment, transfer, alienation, conveyance, gift, bequest by will or under intestacy laws, pledge, lien, hypothecation, encumbrance or other disposition, with or without consideration, whether directly or indirectly (including through the transfer of any Shares in any direct or indirect holding company holding Shares or through the issuance and redemption by any such holding company of its Shares, and through deposit into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or grant any proxy or power of attorney with respect thereto) and whether voluntarily or involuntarily by operation of law, of all or part of such Shares, or of any beneficial interest therein, now or hereafter owned by a Stockholder. Unless the context otherwise requires, “Transfer” means with respect to any Shares.

“Transition DTC Holders” has the meaning set forth in Section 5.1(c).

“Transition DTC Shares” has the meaning set forth in Section 5.1(c).

“Undersubscription Notice” means written notice from a Major Stockholder notifying the Corporation and the Selling Stockholder that such Major Stockholder intends to exercise its option to purchase all or any portion of the Shares not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

ARTICLE 2

BOARD OF DIRECTORS

Section 2.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board will be set and remain at seven (7) members.

Section 2.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure at each annual or special meeting of the stockholders at which an election of directors is held, or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) one (1) individual designated from time to time by Cupar Grimmond LLC (“Cupar”) for so long as Cupar and its Affiliates continue to beneficially own at least 21,862,089 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Jason Yardi;

(b) one (1) individual designated from time to time by Cupar for so long as Cupar and its Affiliates continue to beneficially own at least 14,574,726 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Arnold Brier;

(c) one (1) individual designated from time to time by Cupar for so long as Cupar and its Affiliates continue to beneficially own at least 7,287,363 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Adnan Ahmad;

(d) one (1) individual designated from time to time by Cupar for so long as Cupar and its Affiliates continue to beneficially own at least 2,914,945 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Anant Yardi (each individual designated pursuant to Section 2.2(a) through to Section 2.2(d), as applicable, a “Cupar Director” and each such designation right, a “Cupar Designation Right”);

(e) one (1) individual designated from time to time by the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders for so long as the AHG Stockholders and their respective Affiliates continue to beneficially own at least 3,970,620 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Daniel Ehrmann (the “AHG Director” and such designation right, the “AHG Designation Right”);

(f) one (1) individual designated from time to time by SoftBank Vision Fund II-2 L.P. (“SoftBank”) for so long as SoftBank and its Affiliates continue to beneficially own at least 1,585,535 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Jagannath Iyer (the “SoftBank Director” and such designation right, the “SoftBank Designation Right”); and

(g) the individual then serving as the Chief Executive Officer of the Corporation, if any (the “CEO Director”); provided, that, if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Corporation, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned from the position of CEO Director and (ii) to elect the then-duly appointed Chief Executive Officer of the Corporation to serve as the new CEO Director; provided, further, that for the purposes of this Section 2.2(g), the Chief Executive Officer of the Corporation shall in no event be deemed to include (x) any interim Chief Executive Officer of the Corporation, unless otherwise agreed upon by the Board, or (y) the President of the Corporation solely to the extent such President is acting as a chief executive officer due to a vacancy in the office of the Chief Executive Officer of the Corporation pursuant to the terms of the Bylaws.

Section 2.3 Failure to Designate a Board Member. In the absence of any designation from a Person or group of Persons with the right to designate a director as specified in Section 2.2 (each, a “Designating Stockholder”), the individual then serving in such director position shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until filled as provided in this Article 2.

Section 2.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) a director elected or serving pursuant to Section 2.2, or reelected pursuant to Section 2.3, shall be promptly removed from office upon the occurrence of any of the following: (i) the written request of any Designating Stockholder who would be entitled to designate a replacement for such director pursuant to Section 2.2 to remove such director; (ii) if such director is no longer entitled or eligible to occupy such Board seat pursuant to the applicable designation conditions of Section 2.2; or (iii) the written request of Stockholders holding at least sixty-six and two-thirds percent (66-2/3%) of the Outstanding Shares to remove such director from office for Cause; and

(b) no director elected or serving pursuant to Section 2.2, or reelected pursuant to Section 2.3, may be removed from office unless such removal is made in accordance with Section 2.4(a).

If a director elected or serving pursuant to Section 2.2, or reelected pursuant to Section 2.3, is removed from office pursuant to Section 2.4(a)(ii) or there exists a vacancy on the Board that is caused by the absence of any designation from a Designating Stockholder and, in either case, such Designating Stockholder is no longer entitled to designate such seat pursuant to the applicable designation conditions of Section 2.2, such vacancy on the Board shall be filled in accordance with the terms of the Governing Documents. The termination or reduction of any Designating Stockholder’s right to designate a director as specified in this Section 2.2 shall not affect any other designation rights of such Designating Stockholder or the designation rights of any other Designating Stockholder. For the avoidance of doubt, if a director elected or serving pursuant to Section 2.2, or reelected pursuant to Section 2.3, is removed from office pursuant to Section 2.4(a)(i) or Section 2.4(a)(iii), such vacancy on the Board shall be filled by the Designating Stockholder who would be entitled to designate a replacement for such removed director pursuant to Section 2.2.

Section 2.5 No Liability for Election of Designated or Approved Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating or approving a person for election as a director for any act or omission by such designated or approved person in such person’s capacity as a director of the Corporation, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Article 2.

Section 2.6 No “Bad Actor” Designees. Each Designating Stockholder or other Person with the right to participate in the designation of a director as specified in Section 2.2 hereby represents and warrants to the Corporation that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Designating Stockholder or other Person with the right to participate in the designation of a director as specified in Section 2.2 hereby covenants and agrees (a) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (b) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

Section 2.7 Board Matters.

(a) The Board shall meet at least quarterly in accordance with an agreed-upon schedule.

(b) The Corporation will pay the reasonable out-of-pocket costs and expenses incurred by each member of the Board in connection with (i) attending the meetings of the Board or any committee thereof or (ii) attending any other meetings or performing any other activities at the request of the Board.

(c) If there exists a vacancy on the Board and an individual has been designated to fill such vacancy by a Designating Stockholder in accordance with Section 2.2, the Board shall, as the first order of business at the next meeting of the Board or in the next written consent of the Board, fill such vacancy in accordance with the terms of this Agreement and the Governing Documents.

(d) For the purposes of this Agreement:

(i) The “Cupar Approval Right” shall, as of such time of determination, be deemed to be in effect upon satisfaction of all of the following conditions: (A) a Cupar Designation Right shall then be in effect and (B) either (x) a Cupar Director shall then be seated on the Board or (y) in the event that no Cupar Director is then seated on the Board and there exists a vacancy on the Board, (1) a prior Cupar Director shall have been removed from the Board, including due to such Cupar Director’s death, resignation, unwillingness to stand for reelection pursuant to Section 2.3 or removal pursuant to Section 2.4, in each case, within the thirty (30) day period immediately preceding such time of determination or (2) Cupar shall have designated an individual to fill such vacancy in accordance with Section 2.2 (even if such person is not then seated on the Board).

(ii) The “AHG Approval Right” shall, as of such time of determination, be deemed to be in effect upon satisfaction of all of the following conditions: (A) the AHG Designation Right shall then be in effect and (B) either (x) the AHG Director shall then be seated on the Board or (y) in the event that the AHG Director is not then seated on the Board and there exists a vacancy on the Board, (1) the prior AHG Director shall have been removed from the Board, including due to such AHG Director’s death, resignation, unwillingness to stand for reelection pursuant to Section 2.3 or removal pursuant to Section 2.4, in each case, within the thirty (30) day period immediately preceding such time of determination or (2) the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders shall have designated an individual to fill such vacancy in accordance with Section 2.2 (even if such person is not then seated on the Board).

(iii) The “SoftBank Approval Right” shall, as of such time of determination, be deemed to be in effect upon satisfaction of all of the following conditions: (A) the SoftBank Designation Right shall then be in effect and (B) either (x) the SoftBank Director shall then be seated on the Board or (y) in the event that the SoftBank Director is not then seated on the Board and there exists a vacancy on the Board, (1) the prior SoftBank Director shall have been removed from the Board, including due to such SoftBank Director’s death, resignation, unwillingness to stand for reelection pursuant to Section 2.3 or removal pursuant to Section 2.4, in each case, within the thirty (30) day period immediately preceding such time of determination or (2) SoftBank shall have designated an individual to fill such vacancy in accordance with Section 2.2 (even if such person is not then seated on the Board).

Section 2.8 Insurance. The Corporation shall enter into director and board observer indemnification agreements, as applicable, with each member appointed or elected to the Board as set forth in this Article 2. The Corporation will use commercially reasonable efforts to purchase and maintain customary directors and officers liability insurance from a nationally recognized insurance provider in such amounts as determined by the Board in good faith to be customary for similarly-situated businesses such as the Corporation and its Subsidiaries. For the avoidance of doubt, this Section 2.8 shall not be deemed to excuse or affect the obligations of any Stockholder under this Agreement.

Section 2.9 Board Observer Rights.

(a) Each of (i) SoftBank and (ii) each Initial Stockholder that, together with its Affiliates, beneficially owns at least ten percent (10%) of the Outstanding Shares as of the Effective Date and (iii) each Stockholder for so long as such Stockholder, together with its Affiliates, beneficially owns at least ten percent (10%) of Outstanding Shares from time to time will, in each case and without duplication, be entitled to designate one (1) individual as an observer to the Board (each, a “Board Observer”) by at least two Business Days’ advance written notice to the Corporation (and such Board Observer will also be subject to removal or replacement for no reason or any reason whatsoever by the Stockholder who appointed such Board Observer by notice to the Corporation); provided, however, that the Board has not reasonably determined in good faith that such Board Observer is a Competitor; and provided, further, that no Initial Stockholder shall be entitled to designate a Board Observer pursuant to this Section 2.9, if such Initial Stockholder, together with its Affiliates, fails to beneficially own at least fifty percent (50%) of the shares of Common Stock (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) held by such Initial Stockholder and its Affiliates as of the Effective Date. For the avoidance of doubt, any Designating Stockholder’s right to designate a Board Observer pursuant to this Section 2.9 or any termination of such right shall not affect any designation rights of such Designating Stockholder or the designation rights of any other Designating Stockholder.

(b) Each Board Observer will be entitled to (i) be given notice of any meeting of the Board at the same time and in the same manner as the members of the Board, (ii) be present at any such meetings of the Board in a nonvoting observer capacity, (iii) receive copies of all minutes of meetings of the Board and written consents in lieu of such meetings at the same time as such materials are delivered to the members of the Board and (iv) receive copies of all written materials and other information distributed to the Board at the time such materials are given to the members of the Board. Notwithstanding the foregoing, no Board Observer will be entitled to attend any meeting of the Board or portion thereof, and any materials and other information provided to the Board Observer in connection with such meeting shall be redacted, to the extent that the Corporation has reasonably determined that such exclusion or redaction is necessary to avoid the disclosure of trade secrets or other competitively sensitive information and (C) the Corporation and the Board may take all reasonable actions in good faith, based on the advice of counsel, to maintain the integrity of attorney-client privileged communications; provided that, in the case of clauses (B) and (C), (1) the Corporation and its Subsidiaries will use good faith efforts to minimize such withholding or exclusion (as applicable) and (2) such materials will be provided to such Board Observer with redactions or other customary limitations; provided, further that the Corporation shall provide prior written notice of any such exclusion or preclusion stating the general basis therefor to the relevant Board Observer (which description shall be general enough as to not affect attorney-client privileged communications (as applicable)).

(c) The Corporation will not pay any compensation to any Board Observer for their services as an observer to the Board. For the avoidance of doubt, Board Observers will not be counted for purposes of determining whether a quorum exists for a meeting of the Board under the Bylaws.

(d) Each Board Observer shall be required to enter into a customary confidentiality agreement in a form reasonably required by the Board (acting in good faith) prior to attending any meeting of the Board or receiving any written materials and other information distributed to the Board; provided that such confidentiality agreement shall be on reasonable and customary terms (and in any event on terms not more restrictive on the Board Observer than those set forth in Section 4.1) and shall permit such Board Observer to communicate the Confidential Information in accordance with the following sentence. Each Board Observer will be permitted to communicate the Confidential Information received by such Board Observer pursuant to this Section 2.9 to the Stockholder that appointed such Board Observer and such Stockholder’s Affiliates and Representatives so long as each such Person enters into such a customary confidentiality agreement.

Section 2.10 Quorum. Except as otherwise required by law, the Bylaws or the Certificate of Incorporation, at all meetings of the Board, a majority of the directors, including, to the extent each of the Cupar Approval Right, the AHG Approval Right and the SoftBank Approval Right is then in effect, a Cupar Director, the AHG Director and the SoftBank Director shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. Notwithstanding anything in this Section 2.10 to the contrary, at any meeting of the Board established and publicized or called pursuant to the terms of Section 3.6 or Section 3.7 of the Bylaws (a “Duly Called Board Meeting”) to consider any action or subject matter pertaining to the Corporation (a “Board Matter”) that immediately follows two (2) consecutive Duly Called Board Meetings with respect to the same Board Matter at which a lack of quorum was attributable, in each such case, to the non-attendance of a Cupar Director, the AHG Director, or the SoftBank Director (as the case may be, an “Absent Director”), the presence of such Absent Director shall not be required for the purpose of constituting a quorum at such third and subsequent Duly Called Board Meeting to consider the same Board Matter (the “Third Duly Called Board Meeting”); provided, that notice of such Third Duly Called Board Meeting (the “Third Meeting Notice”) was (a) provided to such Absent Director, if by mail, addressed to such Absent Director at his or her residence or usual place of business, at least five (5) days before the day on which such Third Duly Called Board Meeting was held, or (b) sent to such Absent Director at such place by facsimile, electronic mail or other electronic transmissions, or delivered personally or by telephone, in each case at least five (5) days prior to the set time of such Third Duly Called Board Meeting; provided, further, that such Third Meeting Notice included information regarding the Board Matter to be considered at such Third Duly Called Board Meeting. Except as otherwise required by law, the Bylaws or the Certificate of Incorporation, at all meetings of any committee of the Board, a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the committee members present at any meeting at which there is a quorum shall be the act of such committee. If a quorum shall not be present at any meeting of any Board committee, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. If the Certificate of Incorporation provides that one (1) or more directors will have more or less than one (1) vote per director on any matter, every reference in this Section 2.10 to a majority or other proportion of the directors will refer to a majority or other proportion of the votes of the directors.

Section 2.11 Committees; Subsidiary Boards.

(a) The Board may, from time to time, create one or more committees. Each of a Cupar Director (for so long as the Cupar Approval Right is in effect), the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect) shall be entitled in such Person’s discretion to be a member of each committee of the Board (unless the purpose of such committee is solely to allow the Corporation to avail itself of the approval of a conflict matter by a committee comprised solely of disinterested directors and the Board has reasonably determined in good faith, based on the opinion of the Corporation’s external legal counsel, that such Person is not disinterested for such purposes; provided, that, (i) the Board shall take reasonable steps in good faith to minimize any such exclusions, (ii) if any Person is proposed to be so excluded, then the Corporation shall inform such Person in writing of the purpose of such committee and explain the Board’s rationale for the decision to exclude such Person and (iii) any such Person shall be afforded a reasonable opportunity prior to the formation of such committee or following a material change in circumstances surrounding such committee to obviate the need to exclude such Person from such committee). Notwithstanding the foregoing, this Section 2.11(a) and any committee of the Board shall be subject to all other terms and conditions of this Agreement (including, for the avoidance of doubt, Section 3.1 and Section 3.2).

(b) Subject to the requirements of the laws of any jurisdiction in which any Subsidiary of the Corporation is incorporated or organized, each of a Cupar Director (for so long as the Cupar Approval Right is in effect), the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval is in effect) shall be entitled in such Person’s discretion to be a member of the board of directors or similar governing body of any Subsidiary of the Corporation solely to the extent that any of a Cupar Director, the AHG Director or the SoftBank Director (or an Affiliate of any such director) is a member thereof.

Section 2.12 Necessary Action by Stockholders and the Corporation Relating to the Board. Each Stockholder will take, at any time and from time to time, all Necessary Action to further the provisions of this Article 2, including voting their Shares to the extent reasonably requested by the Corporation or another Stockholder to cause the provisions of this Article 2 to be satisfied. The Corporation will take all Necessary Action to ensure that the provisions of this Article 2 are accomplished. The Corporation will not give effect to any action by any Stockholder or any other Person which is in contravention with this Article 2. Without limiting the foregoing, each Stockholder shall (a) cause all of its Shares to be present for quorum purposes at the annual meeting of the Corporation and at any special meeting of the Corporation at which members of the Board are to be elected or removed or vacancies on the Board are to be filled and (b) vote such shares to cause (i) the election of any such member of the Board designated or nominated pursuant to this Article 2 or (ii) removal of any such member of the Board removed pursuant to this Article 2.

ARTICLE 3

GOVERNANCE MATTERS

Section 3.1 Significant Actions.

(a) During such time or times as (x) a Cupar Approval Right is in effect and (y) either the AHG Approval Right or the SoftBank Approval Right is in effect, the Corporation hereby covenants and agrees with each of the Stockholders that it shall not, without the approval of the Board (which approval shall include the approval of a Cupar Director and at least one of (1) the AHG Director and (2) the SoftBank Director), other than equipment leases, or trade payables incurred in the ordinary course of business and any Strategic Alternative approved by the Strategic Review Committee in accordance with Section 3.3:

(i) create or issue any debt security in a single transaction or series of related transactions with an aggregate principal amount in excess of $25,000,000.00;

(ii) incur or refinance indebtedness for borrowed money, including obligations and contingent obligations under guarantees, in a single transaction or series of related transactions with an aggregate principal amount in excess of $25,000,000.00;

(iii) create any lien or security interest, in a single transaction or series of related transactions, that secure obligations in an aggregate amount in excess of $25,000,000.00 (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business); or

(iv) permit any Subsidiary to take any such action as set forth in Section 3.1(a)(i), Section 3.1(a)(ii) and Section 3.1(a)(iii).

(b) The Corporation hereby covenants and agrees with each of the Stockholders that it shall not, without the approval of the Board (which approval shall include, other than in the case of a Strategic Alternative approved by the Strategic Review Committee in accordance with Section 3.3, the approval of a Cupar Director (for so long as the Cupar Approval Right is in effect), the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect)):

(i) permit any Subsidiary to create or issue, or obligate itself to create or issue, any shares of any class or series of capital stock other than shares of any class or series of capital stock issued to and held by the Corporation or any wholly owned Subsidiary (it being understood that, for the avoidance of doubt, in no event shall the requirements of this Section 3.1(b)(i) apply to the issuance, offer or sale of any New Securities by the Corporation);

(ii) liquidate, dissolve or wind-up the business and affairs of the Corporation or any material Subsidiary thereof or consent to any of the foregoing;

(iii) increase the size of the Board to more than seven (7) members;

(iv) purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (A) dividends or other distributions on any shares of capital stock solely in the form of cash and on a pro rata basis and (B) repurchases of any shares of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

(v) issue, or authorize or permit the issuance of, any Shares, Derivative Securities or any other New Securities to employees or directors of, or consultants or advisors to, the Corporation or any of its Subsidiaries pursuant to any compensation plan or agreement in excess of seven percent (7%) of the total Shares to be issued on or after the Effective Date in accordance with the Plan (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like);

(vi) reincorporate or convert the Corporation into any entity other than a corporation or redomicile the Corporation into any jurisdiction other than Delaware; or

(vii) make any change to the tax classification of the Corporation, including any election to not be treated as a “c corp” for US federal income tax purposes.

(c) The Corporation hereby covenants and agrees with each of the Stockholders that it shall not, without the approval of each of the Major Stockholders, pay or declare any dividend, or make any distribution on, any shares of Common Stock on a non-pro rata basis.

Section 3.2 Related Party Transactions. The Corporation hereby covenants and agrees with each of the Stockholders that it shall not (and it shall not permit any of its Subsidiaries to), without the approval of the Board (which approval shall include, other than in the case of any Strategic Alternative approved by the Strategic Review Committee in accordance with Section 3.3, the approval of (i) a Cupar Director (for so long as the Cupar Approval Right is in effect), (ii) the AHG Director (for so long as the AHG Approval Right is in effect) and (iii) the SoftBank Director (for so long as the SoftBank Approval Right is in effect)), enter into, renew or amend any transaction, agreement or arrangement or series of related transactions, agreements or arrangements between the Corporation or any Subsidiary, on the one hand, and any Affiliate of the Corporation or any such Subsidiary (other than the Corporation or any of its Subsidiaries), on the other hand (each, a “Related Party Transaction”); provided, that, this Section 3.2 shall not apply, in each case, to the Corporation or any Subsidiary entering into, renewing or amending:

(a) any Related Party Transaction that both (i) would reasonably be expected to, based on the good faith assessment of the Corporation’s management, result in cost savings for, or impose no additional costs on, the Corporation and its Subsidiaries after taking into account the aggregate increases and decreases to the Corporation and its Subsidiaries’ overall cost of services on an annualized net basis (calculated pro forma for such new or renewed Related Party Transaction or such amendment to a Related Party Transaction when compared to the arm’s-length commercial terms of the market alternatives available to the Corporation and its Subsidiaries) and (ii) results in new (with respect to new Related Party Transactions) or increased (with respect to renewed Related Party Transactions or amendments to Related Party Transactions) payments or other consideration payable by the Corporation or any Subsidiary (such new or increased payments and other consideration, calculated on an annualized basis, the “Related Party Transaction Costs”) in an aggregate amount that, when combined with all Related Party Transaction Costs of each of the other Related Party Transactions excluded from the approval requirements of Section 3.2 in reliance of this clause (a) as of immediately prior to such time of determination, does not exceed $15,000,000.00 per year (calculated on an annualized basis);

(b) (x) any customary director and officer indemnification, advancement of expenses or insurance in the ordinary course of business or (y) any ordinary course officer and generally applicable director compensation arrangements (other than with respect to (i) Anant Yardi or any of his Affiliates (that is not a natural person) providing services to the Corporation or its Subsidiaries on his behalf, (ii) any Affiliates of any AHG Stockholder or (iii) any Affiliates of SoftBank);

(c) Shares (x) issued in exchange for claims as expressly provided for by the Plan or the Confirmation Order or (y) issued or distributed pursuant to, or as expressly contemplated by, the Exit LC Facility;

(d) any Related Party Transaction incidental to, and reasonably necessary to implement, (i) a Sale Transaction or Qualified IPO pursuant to Section 3.3 or Article 8, (ii) a Transfer pursuant to Article 6 or (iii) a subscription for New Securities pursuant to Article 7, in each case, in compliance with the terms thereof;

(e) pro rata cash dividends or distributions to Stockholders in accordance with the Certificate of Incorporation and this Agreement (including Section 3.1); or

(f) any membership agreements entered into in the ordinary course of business and on terms comparable to those provided to unrelated third parties.

Section 3.3 Strategic Alternatives.

(a) If the Corporation has not consummated a (i) Qualified IPO or (ii) Sale Transaction for at least one hundred percent (100%) of the Outstanding Shares pursuant to the exercise of the Drag-Along Right or otherwise, in each case, on or prior to the thirty (30) month anniversary of the Effective Date, then either (x) the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders or (y) the AHG Director, if the AHG Approval Right is in effect, shall have the right to require (the “SRC Request”), by written notice delivered to Cupar and the Corporation at any time after the thirty (30) month anniversary of the Effective Date (the “SRC Notice”), that the Corporation and the Board establish a committee pursuant to Section 3.5 (the “Strategic Review Committee”), which Strategic Review Committee shall be delegated the authority to review, consider and control a process to consummate a Strategic Alternative and cause the Corporation to undertake one or more Strategic Alternatives approved by the Strategic Review Committee without further approval or other action by the Board (except where such approval or action is otherwise required under Delaware law).

(b) On and after the date upon which the Strategic Review Committee is established pursuant to Section 3.5, the Strategic Review Committee shall evaluate the merits of each Strategic Alternative and may decide to approve any such Strategic Alternative or decide to not proceed with any such Strategic Alternative. In the event that the Strategic Review Committee approves a Strategic Alternative:

(i) each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in favor of such Strategic Alternative or in whatever manner as shall be necessary to ensure that the provisions of Article 8 shall apply to such Strategic Alternative; and

(ii) Cupar will agree to, if reasonably requested by the acquiror or acquirors in respect of a Sale Transaction approved by the Strategic Review Committee and conditioned on the consummation of such Sale Transaction, (A) extend any commercial agreements or arrangements between the Corporation or any Subsidiary, on one hand, and Cupar or any of its Affiliates, on the other hand (each, a “Cupar Agreement”) for up to one (1) year on substantially similar terms, (B) reduce the remaining term of any Cupar Agreement to one (1) year following the consummation of such Sale Transaction or (C) terminate any Cupar Agreement.

(c) Unless otherwise agreed by the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect), no value associated with any Cupar Agreement shall be taken into account by the Strategic Review Committee in connection with the evaluation of any Strategic Alternative (including for purposes of evaluating and selecting an acquiror).

(d) Notwithstanding anything to the contrary in this Agreement, in the event that the Strategic Review Committee approves a Sale Transaction and the Stockholder Proceeds in respect of such Sale Transaction is reasonably expected to be less than the greater of (i) $1,000,000,000.00 and (ii) (A) (1) eleven (11) multiplied by (2) the sum of (x) the Adjusted EBITDA for the twelve (12) month period ending on the last day of the most recent fiscal quarter prior to the date such Sale Transaction was approved by the Strategic Review Committee less (y) $90,000,000.00, less (B) the aggregate Indebtedness of the Corporation and its Subsidiaries as of the end of such period and plus (C) the sum of (x) the aggregate Cash of the Corporation and its Subsidiaries as of the end of such period less (y) $100,000,000.00, then:

(i) Cupar and its Affiliates shall not be required under this Article 3 to Transfer Shares in such Sale Transaction approved by the Strategic Review Committee pursuant to this Section 3.3 to the extent the Transfer of such Shares would result in Cupar and its Affiliates holding less than forty nine percent (49%) of the total Shares or total voting power of the Shares, in each case, then issued and outstanding as of the consummation of such Sale Transaction; provided that Cupar and its Affiliates (as applicable) shall have exercised this right not to fully participate in such Sale Transaction pursuant to this Section 3.3(d) within twenty (20) Business Days after (x) the delivery of the Drag-Along Notice or (y) if no Drag-Along Notice is delivered, the delivery of written notice of the Sale Transaction approved by the Strategic Review Committee to Cupar and its Affiliates at least twenty (20) Business Days prior to the consummation of such Sale Transaction; and

(ii) Cupar and its Affiliates shall Transfer, in accordance with the terms of the Sale Transaction and on the same terms and conditions (including the amount of per Share consideration) as the other stockholders of the Corporation, that number of Shares that would result in the acquiror or acquirors in such Sale Transaction holding, in the aggregate, fifty one percent (51%) of the total Shares or total voting power of the Shares, in each case, then issued and outstanding as of the consummation of such Sale Transaction. For the avoidance of doubt, the acquiror(s) in such Sale Transaction shall be entitled to appoint a majority of the Board from and after the closing of such Sale Transaction.

(e) Notwithstanding anything to the contrary in this Agreement, the Corporation shall not enter into, modify or amend any agreements or arrangements that are designed or intended to, directly or indirectly, or that would reasonably be expected to, circumvent, impair or frustrate, or have the effect of circumventing, impairing or frustrating, the provisions of this Section 3.3 or Section 3.5, including, by entering into a contract pursuant to which the Corporation agrees not to undertake a Strategic Alternative otherwise approved by the Strategic Review Committee without the consent of a third party (it being understood that nothing in this Section 3.3(e) shall limit or restrict the Corporation from entering into, modifying or amending (i) any agreements or arrangements (including real property leases, joint venture agreements and franchise agreements) that are entered, modified or amended in the ordinary course of business consistent with past practice, (ii) the Exit LC Facility or (iii) any definitive documentation in respect of Indebtedness or other agreements or arrangements containing customary third party consent, termination or acceleration rights, in each case, that would give rise to termination, acceleration or other payments or obligations in connection with a Sale Transaction that are not designed or intended to, and would not reasonably be expected to, circumvent, impair or frustrate the provisions of this Section 3.3 or Section 3.5).

Section 3.4 Cupar Call Right.

(a) Each Stockholder hereby irrevocably grants to Cupar and its Affiliates (collectively, the “Cupar Call Right Holders”) the right to purchase, on the terms provided in this Section 3.4, all of the Shares then held by such Stockholder (collectively, the “Call Shares”) at the applicable Cupar Call Price (the “Cupar Call Right”). The obligation of the Corporation and the Board to establish the Strategic Review Committee pursuant to Section 3.5 shall automatically be suspended as of the date the Cupar Call Notice is delivered pursuant to Section 3.4(c) (provided that such obligation shall be reinstated at such time the Cupar Call Right Holders are no longer actively employing in good faith their commercially reasonable efforts to exercise the Cupar Call Right (and each of the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect) shall have the right to reasonably inquire of the Cupar Call Right Holders as to the status of the exercise of the Cupar Call Right), or if the Cupar Call Right has not been consummated on or prior to Cupar Call Right Outside Date) and such obligation shall automatically be terminated as of the Call Closing Date. The Cupar Call Right shall terminate automatically upon the consummation of a Sale Transaction. For the avoidance of doubt, the Cupar Call Right shall not be transferable to any third party (including in connection with a Sale Transaction).

(b) The aggregate purchase price to be paid by the Cupar Call Right Holders upon exercise of the Cupar Call Right will be, with respect to each Stockholder, an amount in cash equal to the portion of the Stockholder Proceeds that such Stockholder would have been entitled to receive in respect of all of the issued and outstanding Shares then held by such Stockholder pursuant to a Sale Transaction that results in aggregate Stockholder Proceeds equal to the greater of (i) $1,000,000,000.00 and (ii) (A) (1) eleven (11) multiplied by (2) the sum of (x) the Adjusted EBITDA for the twelve (12) month period ending on the last day of the most recent fiscal quarter prior to the date the Cupar Call Right is exercised less (y) $90,000,000.00, less (B) the aggregate Indebtedness of the Corporation and its Subsidiaries as of the Measurement Time and plus (C) the sum of (x) the aggregate Cash of the Corporation and its Subsidiaries as of the Measurement Time less (y) $100,000,000.00 (with respect to each Stockholder, such amount, the applicable “Cupar Call Price”).

(c) The Cupar Call Right Holders may exercise the Cupar Call Right at any time during the thirty (30) day period beginning on the date that the SRC Notice is delivered pursuant to Section 3.3(a), by giving written notice (the “Cupar Call Notice”) to the holder(s) of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders, the AHG Director, if the AHG Approval Right is in effect, and SoftBank, if the SoftBank Approval Right is in effect, and specifying the expected date on which the purchase of the Call Shares will be consummated (the “Call Closing Date”), which Call Closing Date shall be no later than the later of (x) thirty (30) days following the date that the Cupar Call Notice is delivered pursuant to this Section 3.4(c) (subject to the prior satisfaction or waiver of the conditions set forth in Section 3.4(d)) and (y) three (3) Business Days following the satisfaction or waiver of the conditions set forth in Section 3.4(d). As soon as reasonably practicable after the delivery of the Cupar Call Notice, each of the Cupar Call Right Holders, each AHG Stockholder, SoftBank and each other Stockholder shall execute and deliver (i) one or more customary purchase agreements, in each case, in a form reasonably acceptable to Cupar, the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders or the AHG Director, if the AHG Approval Right is in effect, and SoftBank (the “Call Purchase Agreement”) (provided that the Call Purchase Agreement shall in any event contain a customary cooperation covenant of the Corporation and its Subsidiaries with respect to providing required information reasonably necessary for any regulatory filings or regulatory approvals that the Cupar Call Right Holders shall be required to make in connection with the purchase of the Call Shares; provided, further, that (x) the Corporation shall not be required to agree to or take any actions that are not contingent on the consummation of the purchase of the Call Shares and (y) all costs, fees and expenses in connection with the foregoing shall be borne by Cupar) and (ii) each other customary agreement or instrument, in each case, as determined in good faith by the Cupar Call Right Holders to be reasonably necessary to effect the Cupar Call Right and in a form reasonably acceptable to Cupar, the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders or the AHG Director, if the AHG Approval Right is in effect, and SoftBank (together with the Call Purchase Agreement, the “Call Agreements”). On the Call Closing Date, each AHG Stockholder, SoftBank and each other Stockholder shall deliver to the Cupar Call Right Holders the stock certificates (electronic or physical) representing the Call Shares owned by each such Stockholder, free and clear of all liens and encumbrances (other than those imposed by securities laws generally or this Agreement), and the Cupar Call Right Holders shall deliver to each AHG Stockholder, SoftBank and each other Stockholder on the Call Closing Date the applicable Cupar Call Price for each such Stockholder’s Call Shares by wire transfer of immediately available funds to an account identified by each such Stockholder in writing no later than three (3) Business Days prior to the Call Closing Date (or, if later, promptly after Cupar’s request therefor).

(d) In connection with the Cupar Call Right and Call Agreements, (i) each Stockholder shall only be required to make customary fundamental representations and warranties solely related to such Stockholder’s (A) corporate (or similar other organizational) power, if applicable, to sell its Shares, (B) due execution of the applicable purchase agreement, (C) organization and good standing (if applicable), (D) good and valid title and ownership of the applicable Shares held by such Stockholder, free and clear of liens, security interests and other encumbrances (other than those imposed by securities laws generally or this Agreement), (E) corporate (or similar other organizational) power and authority, if applicable, to enter into the applicable purchase agreement and to consummate the closing of the sale of the Shares and (F) non-contravention by such Stockholder of its organizational documents (if applicable) and applicable law; (ii) the closing shall not be subject to any conditions, except as set forth in Section 3.4(e) and customary closing conditions with respect to the (x) accuracy of the other party’s representations and warranties in all material respects and (y) performance of the other party’s pre-closing covenants in all material respects; (iii) the foregoing fundamental representations and warranties shall survive such closing until the applicable statute of limitations has run and none of the pre-closing covenants shall survive such closing; and (iv) no party shall be required to provide any indemnification or agree to any restrictive covenants and there shall be no limitation on any party’s right to specific performance in the event of any other party’s breach.

(e) The obligation of the Cupar Call Right Holders to purchase the Call Shares is subject to the satisfaction of each of the following conditions, the other customary conditions contemplated by Section 3.4(d)(ii) and no other conditions:

(i) as of the Call Closing Date, there shall not be (A) any formal litigation commenced by a governmental body before a court of competent jurisdiction that would reasonably be expected to enjoin, restrain, prohibit or otherwise make unlawful the consummation of the transactions contemplated by the Call Agreements or (B) in effect any governmental order issued by a governmental body of competent jurisdiction, and no orders or other requirements of law shall have been entered, enforced or deemed applicable, in each case, by any governmental body, that, in any case, enjoins, restrains, prohibits or otherwise makes unlawful the consummation of the transactions contemplated by the Call Agreements; and

(ii) if determined to be required, the waiting period (and any extension thereof) applicable to the transactions contemplated by the Call Agreements under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended or any other applicable antitrust law shall have expired or terminated, and any approvals required under any applicable antitrust laws (including foreign antitrust laws) shall have been obtained (collectively, the “Cupar Call Right Required Governmental Consents”).

(f) Each Stockholder hereby agrees that it:

(i) shall refrain from (A) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the exercise of the Cupar Call Right or (B) asserting any claim or commencing, joining or participating in any way (including as a member of a class in any action, suit or proceeding) (x) challenging the validity or enforceability of the Cupar Call Right, the Call Agreements, this Agreement, the consummation of the transactions contemplated in connection with the Cupar Call Right, (y) challenging the validity of, or seeking to enjoin the operation of, the Call Agreements or (z) alleging a breach of any fiduciary duty of the Cupar Call Right Holders or any Affiliate or associate thereof or directors of the Corporation (including aiding and abetting breach of fiduciary duty) in connection with the exercise of the Cupar Call Right; and

(ii) shall not, during the period beginning on the date that the Cupar Call Notice is delivered pursuant to Section 3.4(c) and ending on the earlier of (x) the Call Closing Date and (y) such time the Cupar Call Right Holders are no longer actively employing in good faith their commercially reasonable efforts to exercise the Cupar Call Right, Transfer all or any portion of its Call Shares (other than to any Affiliate of such Stockholder or, in the case of an AHG Stockholder, to any equityholder of such AHG Stockholder, in each case, in accordance with Section 5.2(e)) without the prior written consent of the Cupar Call Right Holders.

(g) If the purchase of the Call Shares shall not have been consummated by the one (1) month anniversary of the date of delivery of the Cupar Call Notice (as it may be extended below, the “Cupar Call Right Outside Date”), the Cupar Call Right Holders shall no longer have any right to purchase the Call Shares pursuant to this Section 3.4; provided, that, if on such date any of the Cupar Call Right Required Governmental Consents shall not have been obtained, the Cupar Call Right Outside Date shall automatically be extended by three (3) additional months.

(h) All costs, fees and expenses incurred in connection with the Cupar Call Right, whether or not consummated, shall be borne by the parties incurring such costs, fees or expenses; provided, that, all costs, fees and expenses incurred by the Corporation or its Subsidiaries for the benefit of Cupar in connection with the Cupar Call Right (including, for the avoidance of doubt, in connection with regulatory filings or regulatory approvals), whether or not consummated, shall be borne by Cupar.

Section 3.5 Strategic Review Committee.

(a) In the event that the SRC Request is made and the Cupar Call Right Holders do not exercise the Cupar Call Right during the thirty (30) day period beginning on the date that the SRC Notice is delivered pursuant to Section 3.3(a), the Corporation and the Board shall:

(i) establish the Strategic Review Committee and adopt a committee charter (A) containing only (x) the substantive rights, duties and obligations of the Strategic Review Committee as expressly set forth in this Section 3.5 and (y) such other ministerial language which do not circumvent, expand or otherwise modify such rights, duties and obligations or (B) otherwise in a form mutually agreed by a Cupar Director (for so long as the Cupar Approval Right is in effect), the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect) (the “SRC Charter”), which SRC Charter shall:

(A) authorize and empower the Strategic Review Committee to (1) retain legal and financial advisors, (2) undertake the marketing of a sale of the Corporation or all or substantially all of the business, assets, operations of the Corporation and its Subsidiaries to potential third-party acquirors, (3) commence the identification of potential acquirors and the preparation of an offering memorandum and other marketing materials, (4) control and administer such transaction processes, (5) authorize and approve any Strategic Alternative; and (6) exercise (or permit the AHG Stockholders to exercise) the Drag-Along Right in order to implement any Strategic Alternative;

(B) provide that any amendment to the SRC Charter (other than ministerial changes which do not circumvent, expand or otherwise modify the substantive rights, duties and obligations of the Strategic Review Committee as expressly set forth in this Section 3.5) will require the consent of a Cupar Director (for so long as the Cupar Approval Right is in effect), the consent of the AHG Director (for so long as the AHG Approval Right is in effect) and the consent of the SoftBank Director (for so long as the SoftBank Approval Right is in effect), in each case, such consent not to be unreasonably withheld, conditioned or delayed; and

(C) provide that any action (including, for the avoidance of doubt, authorizing and approving any Strategic Alternative or exercising (or authorizing the exercise of) the Drag-Along Right to implement any Strategic Alternative) approved by a majority of the members of the Strategic Review Committee shall represent valid action of the Strategic Review Committee; provided, that, if the SoftBank Approval Right is not in effect, then any action of the Strategic Review Committee (including, for the avoidance of doubt, authorizing and approving any Strategic Alternative or exercising (or authorizing the exercise of) the Drag-Along Right to implement any Strategic Alternative) shall only require the approval of the AHG Director then serving on the Strategic Review Committee.

(ii) cooperate with the reasonable requests of the Strategic Review Committee, including by (A) making customary diligence materials available to prospective acquirors on a reasonable basis and subject to appropriate confidentiality restrictions, (B) making available to prospective acquirors, the management, accountants and such other representatives of the Corporation and its Subsidiaries as may be reasonably requested by prospective acquirors, (C) arranging for such other diligence matters with prospective acquirors, such as inquiries with appropriate business relationships of the Corporation and its Subsidiaries as are reasonably requested by prospective acquirors, (D) preparing and negotiating in good faith definitive documentation with respect to any such Strategic Alternative, in each case, on reasonable terms and conditions, (E) diligently seeking and obtaining such consents and approvals as are necessary with respect to the consummation of any such Strategic Alternative and (F) taking Necessary Action to consummate any Strategic Alternative approved by the Strategic Review Committee as promptly as practicable following completion of, and in accordance with the terms and conditions of, the definitive documentation therefor, in each case, subject to any fiduciary duties that any directors or officers may have in their capacity as such to the Corporation;

(iii) take such action necessary to appoint as the only members of the Strategic Review Committee: (A) one (1) member designated by Cupar (for so long as the Cupar Approval Right is in effect), (B) the AHG Director (for so long as the AHG Approval Right is in effect) and (C) the SoftBank Director (for so long as the SoftBank Approval Right is in effect); and

(iv) take such action necessary to maintain the size of the Strategic Review Committee at no more than three (3) members (or, if SoftBank Approval Right is not in effect, no more than two (2) members).

(b) If at any time the SoftBank Approval Right is not in effect, the Cupar Director shall have no right to vote on any matter to be determined by the Strategic Review Committee.

(c) The Strategic Review Committee shall be permitted to invoke (or to authorize the AHG Stockholder to exercise) the Drag-Along Right in furtherance of any Strategic Alternative in accordance with Article 8.

Section 3.6 Necessary Action by Stockholders and the Corporation Relating to Governance Matters. The Corporation and each Stockholder will take, at any time and from time to time, all Necessary Action to further the provisions of this Article 3. The Corporation will take all Necessary Action to ensure that the provisions of this Article 3 are accomplished and will not give effect to any action by any Stockholder or any other Person which is in contravention with this Article 3. In connection with a Sale Transaction approved by the Strategic Review Committee, each Stockholder will take, at any time and from time to time, all Necessary Action as the Strategic Review Committee may reasonably request in order to effect such Strategic Alternative subject to the provisions of this Article 3 and to ensure that Article 8 applies to such Sale Transaction.

ARTICLE 4

CONFIDENTIALITY; INFORMATION RIGHTS

Section 4.1 Confidentiality.

(a) Each Stockholder agrees that such Stockholder will keep confidential and will not disclose or divulge any (i) confidential, business, financial or proprietary information regarding the Corporation or any of its Subsidiaries, or confidential, business, financial or proprietary information regarding the business or affairs of any other Stockholder, in each case, that is obtained from, or on behalf of, the Corporation or any of its Subsidiaries, the Corporation’s or any such Subsidiary’s respective officers, directors, employees, partners, managers, attorneys, accountants, consultants, financial advisors, representatives, agents (collectively, “Representatives”) or any other Stockholder or any of such other Stockholder’s Representatives and (ii) notes, analyses, compilations, studies, interpretations or other documents prepared by such Stockholder or any of its Representatives to the extent they contain or reflect any of the information described in clause (i) above (in any such case, whether in written, oral or electronic form, collectively, “Confidential Information”). Confidential Information shall not include information which (A) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.1 by such Stockholder or any of its Representatives), (B) is or has been independently developed or conceived by such Stockholder without use of or reference to the Confidential Information, (C) is or has been made known or disclosed to such Stockholder by a third party not known by such Stockholder to be in violation of any obligation of confidentiality such third party may have to the Corporation or (D) was or is already in such Stockholder’s or its Representatives’ possession prior to the Effective Date (provided that, in the case of this clause (D), such Stockholder does not know that such information is subject to another confidentiality agreement with or other obligation of confidentiality to the Corporation).

(b) Notwithstanding clause (a) of this Section 4.1, a Stockholder may disclose Confidential Information as follows:

(i) Confidential Information may be provided, on a confidential basis, to such Stockholder’s (x) Representatives to the extent reasonably necessary in connection with such Stockholder’s investment in the Corporation, including with respect to the enforcement of any rights under this Agreement and the Governing Documents and (y) equity owners, investors, limited partners or other similar Persons as part of such Stockholder’s normal reporting, rating or review procedures or in connection with such Stockholder’s normal fundraising, marketing, information or reporting activities, in each case, at a reasonable and customary level of detail (which level of detail, for the avoidance of doubt, shall not include any disclosure of any Confidential Information constituting a trade secret, any competitively sensitive information or similar confidential business information); provided, however, that such Representatives or such other Persons agree to comply, and such Stockholder shall be responsible for ensuring that its Representatives or such other Persons comply, with the restrictions in this Section 4.1 as if such Representatives or such other Persons were a party hereto and bound by such restrictions;

(ii) after advance written notice to the Corporation and subject to the proviso in this Section 4.1(b)(ii), Confidential Information may be provided, on a confidential basis, to an actual or potential purchaser or transferee (so long as the Board has not reasonably determined in good faith that such purchaser or transferee is a Competitor) of all or a portion of the Shares owned or held by such Stockholder subject to the conditions and pursuant to the terms of this Agreement; provided, however, that prior to such Stockholder’s delivery of Confidential Information to such purchaser or transferee pursuant to this Section 4.1(b)(ii), such purchaser or transferee shall have executed and delivered to such Stockholder and the Corporation a confidentiality agreement containing terms at least as protective as the terms set forth in this Section 4.1; and

(iii) in the event that such Stockholder (x) determines, in good faith upon the advice of counsel, that disclosure of Confidential Information is required under applicable law or regulation, or (y) is requested or required (by oral questions, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand or similar process, or by regulatory authorities having jurisdiction over such Stockholder) to disclose any of the Confidential Information (provided that such regulatory authority is advised of the confidential nature of such information; and provided, further, that any such request is not targeting the Corporation or any of its Subsidiaries), such Stockholder, to the extent legally permitted and reasonably practicable under the circumstances, will promptly provide the Corporation with written notice (which shall be, to the extent legally permitted and reasonably practicable under the circumstances, prior to any such disclosure) so that the Corporation may seek an appropriate protective order or other remedy or waive compliance with this Agreement, at the Corporation’s sole cost and expense. Provided that such notice (to the extent legally permitted and reasonably practicable under the circumstances) is furnished, if, in the absence of a protective order, other remedy or receipt of a waiver by the Corporation, such Stockholder is, in the opinion of its counsel, legally compelled, required or requested to disclose Confidential Information, such Stockholder may disclose pursuant to this Section 4.1(b)(iii) only that portion of such Confidential Information, and only to those parties, that such counsel has advised is compelled, required or requested to be disclosed, without liability under this Section 4.1 (however, nothing in this Agreement shall prohibit any Stockholder from reporting possible violations of law in accordance with the applicable whistleblower protection provisions under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002 or require such Stockholder to notify the Corporation (or obtain its prior approval) of any such reporting).

(c) Without limiting the foregoing, the AHG Director shall, subject to applicable law, be permitted to communicate Confidential Information received by the AHG Director to each AHG Stockholder and its Affiliates and its and their respective Representatives so long as each such Person (except for Representatives that are attorneys, accountants, consultants, financial advisors, representatives or agents) enters into a customary confidentiality agreement in a form reasonably required by the Corporation prior to receiving any such Confidential Information; provided that such confidentiality agreement shall be on reasonable and customary terms (and in any event on terms not more restrictive on the recipient of the information than those set forth in this Section 4.1); provided, further, that such Representatives that are attorneys, accountants, consultants, financial advisors, representatives or agents, in each case, agree to comply, and such Stockholder shall be responsible for ensuring that such Persons comply, with the restrictions in this Section 4.1 as if such Persons were a party hereto and bound by such restrictions.

Section 4.2 Information Rights. The Corporation shall deliver to each Major Stockholder; provided that the Board has not reasonably determined in good faith that such Major Stockholder is a Competitor:

(a) within ninety (90) days after the end of each fiscal year of the Corporation, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Corporation prepared in accordance with GAAP;

(b) within forty-five (45) days after the end of the first three quarters of each fiscal year of the Corporation, unaudited condensed statements of income and cash flows for such fiscal quarter, and an unaudited condensed balance sheet and a condensed statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may, only as explicitly noted in such financial statements, (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); provided, that, the financials required to be delivered pursuant to this Section 4.2(b) shall (x) for the first quarterly period after the Effective Date, be delivered within seventy-five (75) days after the end of such quarter and (y) for the second quarterly period after the Effective Date, be delivered within sixty (60) days after the end of such quarter;

(c) within ten (10) days after the occurrence of each event that would have been required to be reported under Items 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), 2.06 (Material Impairments), 3.03 (Material Modification to Rights of Security Holders), 4.01 (Changes in Registrant’s Certifying Accountant), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), 5.01 (Changes in Control of Registrant) and 5.02(b) (solely with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer) and 5.02(c) (solely with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer and other than with respect to information otherwise required or contemplated by subclauses (2) and (3) of such Item or by Item 402 of Regulation S-K) in a current report on Form 8-K under the Exchange Act if the Corporation had been a reporting company under the Exchange Act at the time of such event, current reports containing the information that would have been required by the foregoing items of Form 8-K to be contained in a current report on Form 8-K under the Exchange Act if the Corporation had been a reporting company under the Exchange Act at the time of such event; provided, that, the foregoing shall not obligate the Corporation to make available (x) any exhibit or summary of the terms of any employment or compensatory arrangement, agreement, plan, or understanding between the Corporation or any of its Subsidiaries and any director, officer or manager of the Corporation or any of its Subsidiaries, (y) copies of any agreements, financial statements, reports, letters, or other items that would be required to be filed as exhibits to a current report on Form 8-K and XBRL exhibits or (z) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information; provided, further, that, so long as the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports, to the extent applicable, (i) shall not be required to comply with Section 302, 906 or 404 of the Sarbanes-Oxley Act of 2002 or related Items 307 and 308 of Regulation S-K promulgated by the SEC or Item 601 of Regulation S-K (with respect to exhibits), (ii) shall not be required to comply with Section 13(r) of the Exchange Act (relating to the Iran Threat Reduction and Syrian Human Rights Act) or Rule 13p-1 under the Exchange Act and Form SD (relating to conflict minerals) or Item 10(e) of Regulation S-K (relating to non-GAAP financial measures), (iii) shall not be required to contain the disclosure contemplated by Rule 13-01 or Rule 13-02 of Regulation S-X promulgated by the SEC or a separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-10, 3-16 or 4-8 of Regulation S-X promulgated by the SEC or any schedules required by Regulation S-X; (iv) shall not be required to comply with, or contain information required by, Regulation G under the Exchange Act or Item 10, Item 302, Item 303 or Item 402 of Regulation S-K and (v) shall not be required to contain, and the Corporation shall not be required to provide, segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), earnings per share information, information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A, and IC-27444A and climate-related disclosures related to SEC Release Nos. 33-11275 and 34-99678, including, without limitation, any information, reports or exhibits required by Article 14 of Regulation S-X or Item 1506 of Regulation S-K;

(d) promptly following approval of the Board and in any event prior to the end of the first quarter of each fiscal year, a budget for such fiscal year in the form presented to and approved by the Board;

(e) quarterly, and only upon such Major Stockholder’s request, a copy of the Key Performance Indicator reporting for the immediately preceding fiscal quarter that (i) is produced by the Corporation in the ordinary course of its operations and (ii) was actually provided to the Board;

(f) within fifteen (15) days following such Major Stockholder’s request, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the most recently completed quarterly period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit such Major Stockholder to calculate its percentage equity ownership in the Corporation;

(g) upon such Major Stockholder’s request (including with respect to a prospective purchaser of Shares held by such Major Stockholder), for so long as any securities of the Corporation remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and during any period in which the Corporation is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act and are not exempt from reporting under Rule 12g3-2(b) under the Exchange Act, the information required to delivered pursuant to Rule 144A(d)(4) under the Securities Act; and

(h) promptly following delivery to any such Stockholder or other Person, any reports or other information that the Corporation is contractually required to provide to any Stockholder or other Person pursuant to the terms of any indenture, credit agreement, loan agreement or other similar agreement or instrument.

Notwithstanding the delivery dates set forth in this Section 4.2, to the extent any documentation is provided by the Corporation or any of its Subsidiaries or Representatives to any other Person pursuant to the terms of any indenture, credit agreement, loan agreement or other similar agreement or instrument, such documentation shall also be provided simultaneously to each Major Stockholder; provided that the Board has not reasonably determined in good faith that such Major Stockholder is a Competitor.

If, for any period, the Corporation has any subsidiary whose accounts are consolidated with those of the Corporation, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated subsidiaries.

Section 4.3 Delivery of Information. At the option of the Corporation, the Corporation may satisfy its obligations under Section 4.2 by providing certain information described in Section 4.2 on a password-protected website (the “Data Room”) that is available to the Major Stockholders. As a condition to gaining access to the information posted on such website, each Major Stockholder shall be required to “click through” or take other affirmative action pursuant to which such Major Stockholder shall (a) confirm and ratify that it is a party to, and bound by all of the terms and provisions of, this Agreement (including Section 4.1), (b) acknowledge its confidentiality obligations in respect of such information and (c) confirm it is not a Competitor.

Section 4.4 Management Calls. At least once per calendar quarter, the Corporation’s senior management members shall invite each Major Stockholder (provided that the Board has not reasonably determined in good faith that such Major Stockholder is a Competitor) to attend a virtual meeting, at a time and date as may be fixed by the Corporation in its sole discretion, at which meeting the Corporation’s management will update such Major Stockholders on the business, assets, operations, financial status and plans of the Corporation and its Subsidiaries and such Major Stockholders will be entitled to ask questions and discuss significant business issues with the Corporation’s senior management members; provided, however, that in no event shall the Corporation be obligated pursuant to this Section 4.4 to provide any information that (a) the Corporation reasonably determines in good faith to be a trade secret or similar highly confidential information or (b) the disclosure of which would reasonably be expected to adversely affect the attorney-client privilege between the Corporation and its counsel.

ARTICLE 5

RESTRICTIONS ON TRANSFER

Section 5.1 Registered Stockholders and DTC Holders.

(a) Subject to Section 5.1(c), each of Cupar, SoftBank, the AHG Stockholders, each other Stockholder holding at least the Minimum Holding of Outstanding Shares as of the Effective Date and each holder of Shares issued pursuant to a bona fide compensation plan or agreement approved by the Board that are restricted securities under the Securities Act (collectively, the “Registered Stockholders”) will be recorded in a register maintained by the Corporation’s transfer agent, and all such Registered Stockholders shall, pursuant to Section 12.18, be deemed to be a party to this Agreement, in privity of contract with the other parties to this Agreement and be bound hereby even if such Registered Stockholder does not execute a signature page to this Agreement, and shall hold all of its initial and after-acquired Shares in such register. No purported Transfer of Shares by any Registered Stockholder to any other Person that is not a Stockholder shall be effective unless and until such Person has delivered to the Corporation an executed Joinder Agreement pursuant to Section 5.2(d). Subject to applicable law, any attempted Transfer of Shares not in compliance with the foregoing terms shall be null and void, and neither the Corporation nor any transfer agent for any Shares shall be required to record such Transfer on its books and records or otherwise in any way give effect to any such impermissible Transfer, in each case, pursuant to Section 5.3.

(b) All other holders of Shares shall receive and may hold all of their Shares (including any after-acquired Shares, including any such Shares purchased from Registered Stockholders) through the facilities of DTC (such holders of Shares, the “DTC Holders”). All DTC Holders shall, in accordance with the Plan and the Confirmation Order, be deemed to be a party to this Agreement as a “beneficial owner”, in privity of contract with the other parties to this Agreement and be bound hereby (even if such holder does not execute a signature page to this Agreement), and each DTC Holder (including any such Person deemed to be a party hereto pursuant to the Plan or the Confirmation Order) shall cause any transferee to execute a Joinder Agreement in connection with a Transfer of Shares (it being understood that the failure of a transferee to so execute a Joinder Agreement will not invalidate any transfer occurring through DTC but the fact that such transfer occurring through DTC is not invalidated will not relieve the transferor DTC Holder from liability for breach for failing to require the transferee to execute a Joinder Agreement). It is acknowledged and agreed that the fact that a “DTC Holder” is a “beneficial owner” rather than a “record holder” will not diminish its obligations hereunder.

(c) Notwithstanding anything to the contrary in Section 5.1(a), each Stockholder which, or the Affiliates of which, was a lender under that certain Senior Secured Superpriority Debtor-In-Possession Exit Term Loan Credit Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time), among the Corporation and the other parties from time to time party thereto, the AHG Stockholders and each other Stockholder holding at least the Minimum Holding of Outstanding Shares as of the Effective Date (collectively, the “Transition DTC Holders”) shall receive and initially hold certain Shares issued on the Effective Date through the facilities of DTC (such Shares, the “Transition DTC Shares”). Each Transition DTC Holder hereby agrees that, on and as soon as reasonably practicable after the Effective Date, it shall use its reasonable best efforts to (i) complete and deliver to the Corporation and the Corporation’s transfer agent all such information as the Corporation or the Corporation’s transfer agent may reasonably request in order to effect the transfer of all of the Transition DTC Shares held by such Transition DTC Stockholder to the account of such Transition DTC Stockholder in a register maintained by the Corporation’s transfer agent (each such transfer, a “DTC Facilities Exit Transfer”), (ii) consummate such DTC Facilities Exit Transfer with respect such Transition DTC Shares such that all of the Shares held by such Transition DTC Stockholder and its Affiliates shall thereafter cease to be held by DTC or any of its nominees and be held solely on the register maintained by the Corporation’s transfer agent and (iii) advise the Corporation in writing that (A) such DTC Facilities Exit Transfer has been consummated and (B) none of the Shares held by such Transition DTC Stockholder and its Affiliates is held by DTC or any of its nominees. For the avoidance of doubt, any Transition DTC Stockholder that shall have failed to consummate a DTC Facilities Exit Transfer with respect to all of the Transition DTC Shares held by such Transition DTC Stockholder within twenty (20) Business Days following the Effective Date shall not be entitled to any Major Stockholder rights under this Agreement, including under Article 3, Article 4, Article 6 and Article 7, until such date that such Transition DTC Stockholder consummates a DTC Facilities Exit Transfer with respect to such Transition DTC Shares and complies with each of the other requirements of this Section 5.1(c).

Section 5.2 General Restrictions on Transfer.

(a) Each Stockholder agrees that it shall not Transfer any of its Shares at any time if such Transfer: (i) is to a Person who is not an original party to this Agreement and has not become a party to this Agreement by executing and delivering a Joinder Agreement; (ii) is to a Competitor; (iii) does not or would not comply with U.S. federal or state securities or other applicable law; (iv) is prohibited pursuant to Section 5.2(b); (v) would, individually or together with other concurrently proposed Transfers, cause the Corporation to be regarded as an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder; or (vi) if applicable, would not be compliant with the requirements of Article 6 or Article 8 or otherwise violates any other provision of this Agreement.

(b) No Stockholder shall Transfer any of such Stockholder’s Shares to any other Person without prior written approval from the Board to the extent such Transfer would cause the Corporation to have, including as a result of passage of time and giving effect to the exercise or conversion of any Derivative Securities, in excess of (a) 1,950 Stockholders of record (or four-hundred-fifty (450) or more Stockholders of record who are not Accredited Investors), calculated in accordance with Section 12(g) of the Exchange Act (or fifty (50) fewer than such other numbers of Stockholders of record or shareholders as may subsequently be set forth in Section 12(g), or any successor provision, from time to time of the Exchange Act, as the minimum number of Stockholders of record or shareholders for a class of capital stock that would require the Corporation to register such class of capital stock under Section 12 of the Exchange Act) or (b) two-hundred-fifty (250) Stockholders of record, calculated in accordance with Section 15(d) of the Exchange Act (or fifty (50) fewer than such other numbers of shareholders as may subsequently be set forth in Section 15(d), or any successor provision, from time to time of the Exchange Act, as the minimum number of Stockholders of record or shareholders for a class of capital stock that would require reporting under Section 15(d) of the Exchange Act). The Corporation and any transfer agent for the Shares shall be entitled to enforce this provision (including denying any requested Transfer). The Corporation and any transfer agent for the Shares shall determine the number of Stockholders of record from time to time in consultation with the Corporation’s counsel in order to give full effect to the restriction set forth in this Section 5.2(b).

(c) Prior to effectuating any Transfer of any Shares, the Stockholder proposing to make such Transfer shall deliver to the Corporation:

(i) the transfer certificate a form of which is attached hereto as Exhibit C;

(ii) such information as the Corporation may reasonably request in order for the Corporation to determine in good faith that the proposed Transfer will be made in compliance with Section 5.2(a) (including information, opinions of counsel or other certifications used to determine whether any Person to whom the proposed Transfer is to be made is not a Competitor and such Transfer complies with U.S. federal or state securities laws or other applicable law) and Article 6; and

(iii) such information as the Corporation’s transfer agent may reasonably request.

(d) Each Stockholder will not, during the term of this Agreement, directly or indirectly, make any Transfer of all or any portion of its Shares unless, prior to the consummation of any such Transfer, the proposed transferee, if not already a Stockholder executes and delivers a Joinder Agreement. Upon the execution and delivery by such proposed transferee of a Joinder Agreement and compliance with the other provisions of the Agreement with respect to such Transfer, such proposed transferee will be deemed a “Stockholder” and will have the rights and be subject to the obligations of a Stockholder under this Agreement with respect to Shares owned by such proposed transferee. This Section 5.2(d) shall not apply to a Transfer arising due to a Transfer of an interest in a Stockholder.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.2(b), each Stockholder may (i) Transfer all or any portion of its Shares to any Affiliate of such Stockholder, (ii) if such Stockholder is an AHG Stockholder, Transfer all or any portion of its Shares to any equityholder of such Stockholder and (iii) in the case of a Stockholder that is a natural person, Transfer all or any portion of its Shares for bona fide estate planning purposes, either during such Stockholder’s lifetime or on death by will or intestacy to such Stockholder’s spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or such person’s spouse, including any life partner or similar statutorily-recognized domestic partner) (all of the foregoing collectively referred to as “Family Members”) or any custodian or trustee of any trust, partnership, limited liability Corporation or other corporate entity for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such Family Members for so long as such transferee executes and delivers a Joinder Agreement pursuant to Section 5.2(d).

(f) Notwithstanding anything to the contrary in this Agreement, this Section 5.2 shall not apply to any Transfers pursuant to (i) any Strategic Alternative approved by the Strategic Review Committee or any Sale Transaction to which Article 8 applies and (ii) any DTC Facilities Exit Transfer consummated in accordance with Section 5.1(c).

Section 5.3 Improper Transfer or Encumbrance. Any Transfer or attempted Transfer in violation of this Article 5 shall be null and void ab initio and the Corporation (x) shall not register or effect such Transfer, (y) may institute legal proceedings to force rescission of such Transfer and (z) may seek any other remedy available to it at law, in equity or otherwise, including an injunction prohibiting such Transfer. Each Stockholder consents to the Corporation making a notation in its records and giving instructions to any transfer agent of Shares in order to implement the restrictions set forth in this Article 5. In the case of a Transfer or attempted Transfer by a Stockholder of any Shares in the Corporation contrary to the provisions of this Agreement, such Stockholder engaging or attempting to engage in such Transfer will indemnify and hold harmless the Corporation and each of the other Stockholders from all losses that such indemnified Persons may incur (including incremental tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement.

Section 5.4 Market Standoff. Notwithstanding anything to the contrary in this Agreement and to the extent requested by the Corporation and the managing underwriter of securities of the Corporation in connection with an initial public offering of the Corporation pursuant to a registration statement on Form S-1 (the “IPO”), each Stockholder and each natural person serving as a director or executive officer of the Corporation shall not, without the prior written consent of the managing underwriters in the IPO, offer, sell, make any short sale of, grant or sell any option for the purchase of, lend, pledge, dispose of or otherwise Transfer (directly or indirectly), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership

(whether any such transaction is described above or is to be settled by delivery of Shares or other securities, in cash, or otherwise), any Shares then owned by such Stockholder, or enter into an agreement to do any of the foregoing, for up to one hundred and eighty (180) days commencing on the effective date of such registration statement on Form S-1 filed under the Securities Act; provided, that, the foregoing shall apply only to the IPO, shall not apply to the sale of any Shares to an underwriter pursuant to an underwriting agreement or the transfer of any Shares in accordance with Section 5.2(e) (provided that such permitted transferee under Section 5.2(e) agrees to be bound in writing to the restrictions set forth herein), and shall be applicable to the Stockholders only if the Corporation obtains a similar agreement from all stockholders of the Corporation individually owning more than one percent (1%) of the Corporation’s Outstanding Shares (which, for the avoidance of doubt, shall include any holders of securities exchangeable, transferrable or convertible into Shares). Any discretionary waiver or termination of the restrictions by the Corporation or the underwriters of any or all of such restrictions with respect to any officer or director of the Corporation or a holder of 1% or more of the Corporation’s Outstanding Shares shall apply pro rata to all Stockholders, based on the number of shares subject to such restrictions; provided that the prior sentence shall not apply to (a) waivers or terminations granted in an amount less than or equal to 1% of the Corporation’s Outstanding Shares or (b) any primary or secondary public offering or sale that is underwritten and in which each Stockholder that is party to the Registration Rights Agreement is offered the opportunity to participate. For purposes of this paragraph, “Corporation” includes any wholly owned subsidiary of the Corporation into which the Corporation merges or consolidates. The Corporation may place restrictive legends on the certificates representing the Shares subject to this paragraph and may impose stop transfer instructions with respect to the Shares of each Stockholder until the end of such period. Each Stockholder shall enter into any customary agreement reasonably required by the underwriters to the IPO to implement the foregoing within any reasonable timeframe so requested. The underwriters for any IPO are intended third party beneficiaries of this Section 5.4 and shall have the right, power and authority to enforce the provisions of this Section 5.4 as though they were parties hereto. The underwriters for any IPO are intended third party beneficiaries of this Section 5.4 and shall have the right, power and authority to enforce the provisions of this Section 5.4 as though they were parties hereto.

ARTICLE 6

RIGHT OF FIRST REFUSAL AND CO-SALE

Section 6.1 Right of First Refusal.

(a) Notice.

(i) Each AHG Stockholder proposing to make a Proposed Stockholder Transfer (each, a “Selling AHG Stockholder”) must deliver a Proposed Transfer Notice to the Corporation and each of the Major AHG Stockholders and other Major Stockholders prior to the consummation of such Proposed Stockholder Transfer as provided below.

(ii) Each Stockholder (other than an AHG Stockholder) proposing to make a Proposed Stockholder Transfer (each, a “Selling Non-AHG Stockholder” and, together with the Selling AHG Stockholders, the “Selling Stockholders” and each, a “Selling Stockholder”) must deliver a Proposed Transfer Notice to the Corporation and each of the Major Stockholders not later than thirty (30) days prior to the consummation of such Proposed Stockholder Transfer.

(iii) Each such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Stockholder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Stockholder Transfer, and shall be accompanied by a copy of the third party offer and any definitive documentation setting forth the terms and conditions of the third party offer.

(b) Grant of Prime Right of First Refusal to the Major AHG Stockholders. Subject to the terms of Article 5 and Section 6.4, each Selling AHG Stockholder hereby unconditionally and irrevocably grants to each of the Major AHG Stockholders a Prime Right of First Refusal to purchase, with respect to such Major AHG Stockholder, a fraction (expressed as a percentage), the numerator of which is the number of Shares held by such Major AHG Stockholder and the denominator of which is (i) the total number of Shares held by all Major AHG Stockholders minus (ii) the total number of Shares held by the Selling AHG Stockholder, of all of the Shares that such Selling AHG

Stockholder may propose to Transfer in a Proposed Stockholder Transfer, in each case, at the same price and on the same terms and conditions as those offered to the Prospective Transferee. To exercise its Prime Right of First Refusal under this Section 6.1, each Major AHG Stockholder must deliver a Prime Stockholder Notice, specifying the number of Shares to be purchased by such Major AHG Stockholder pursuant to the exercise of its Prime Right of First Refusal, to the Corporation and such Selling AHG Stockholder within ten (10) days after such Selling AHG Stockholder delivers the Proposed Transfer Notice pursuant to Section 6.1(a)(i).

(c) Grant of Right of First Refusal to the Corporation.

(i) Subject to the terms of Article 5 and Section 6.4, (i) each Selling AHG Stockholder hereby unconditionally and irrevocably grants to the Corporation a Right of First Refusal to purchase all or any portion of the Shares not purchased by the Major AHG Stockholders pursuant to Section 6.1(b) at the same price and on the same terms and conditions as those offered to the Prospective Transferee and (ii) each Selling Non-AHG Stockholder hereby unconditionally and irrevocably grants to the Corporation a Right of First Refusal to purchase all or any portion of Shares that such Selling Non-AHG Stockholder may propose to Transfer in a Proposed Stockholder Transfer at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(ii) If a Selling AHG Stockholder has delivered a Proposed Transfer Notice pursuant to this Article 6 and the Major AHG Stockholders do not provide Prime Stockholder Notices exercising their respective Prime Right of First Refusal as to all Shares, in the aggregate, subject to such Proposed Stockholder Transfer, such Selling AHG Stockholder must deliver a Prime Secondary Notice to the Corporation and the Major Stockholders to that effect no later than five (5) days after the Major AHG Stockholders’ deadline to provide Prime Stockholder Notices as provided in the last sentence of Section 6.1(b). To exercise its Right of First Refusal, the Corporation must deliver a Corporation Notice, specifying the number of Shares to be purchased by the Corporation, to such Selling AHG Stockholder and the Major Stockholders within ten (10) days after the Major AHG Stockholders’ deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(iii) If a Selling Non-AHG Stockholder has delivered a Proposed Transfer Notice pursuant to this Article 6, the Corporation must deliver a Corporation Notice, specifying the number of Shares to be purchased by the Corporation, if any, to such Selling Non-AHG Stockholder and the Major Stockholders within ten (10) days after such Selling Non-AHG Stockholder delivers the Proposed Transfer Notice pursuant to Section 6.1(a)(ii).

(d) Grant of Secondary Refusal Right to the Major Stockholders.

(i) Subject to the terms of Article 5 and Section 6.4, each Stockholder hereby unconditionally and irrevocably grants to the Major Stockholders a Secondary Refusal Right to purchase all or any portion of the Shares not purchased by the Major AHG Stockholders pursuant to Section 6.1(b) or the Corporation pursuant to Section 6.1(c), as applicable, that such Stockholder may propose to Transfer in a Proposed Stockholder Transfer at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(ii) If any Shares subject to a Proposed Stockholder Transfer are not acquired pursuant to the Major AHG Stockholders’ Prime Right of First Refusal pursuant to Section 6.1(b) or the Corporation’s Right of First Refusal pursuant to Section 6.1(c), the Corporation must deliver a Secondary Notice to the Selling Stockholder and to each Major Stockholder to that effect promptly, but in any event, no later than three (3) Business Days, after (x) in the event such Proposed Stockholder Transfer is proposed by a Selling AHG Stockholder, the Corporation’s deadline for its delivery of the Corporation Notice as provided in the last sentence of Section 6.1(c)(ii) and (y) in the event such Proposed Stockholder Transfer is proposed by a Selling Non-AHG Stockholder, the Corporation’s deadline for its delivery of the Corporation Notice as specified in Section 6.1(c)(iii).

(iii) To exercise its Secondary Refusal Right, a Major Stockholder must deliver a Stockholder Notice to the Selling Stockholder and the Corporation within ten (10) days after the Corporation delivers the Secondary Notice as provided in Section 6.1(d)(ii).

(e) Undersubscription of Shares.

(i) If options to purchase have been exercised by the Major AHG Stockholders pursuant to Section 6.1(b) with respect to some but not all of the Shares by the end of the ten (10) day period specified in the last sentence of Section 6.1(b) (the “Major AHG Stockholder Notice Period”), then the Corporation shall, within two (2) days after the expiration of the Major AHG Stockholder Notice Period, send written notice to those Major AHG Stockholders who fully exercised their Prime Right of First Refusal within the Major AHG Stockholder Notice Period (the “Exercising Major AHG Stockholders”). Each Exercising Major AHG Stockholder shall, subject to the provisions of this Section 6.1(e)(i), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Shares on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Major AHG Stockholder must deliver a Prime Undersubscription Notice to the Selling Stockholder and the Corporation within five (5) days after the expiration of the Major AHG Stockholder Notice Period. In the event there are two or more such Exercising Major AHG Stockholders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 6.1(e)(i) shall be allocated to such Exercising Major AHG Stockholders pro rata based on the number of Shares such Exercising Major AHG Stockholders have elected to purchase pursuant to the Prime Right of First Refusal (without giving effect to any Shares that any such Exercising Major AHG Stockholder has elected to purchase pursuant to this Section 6.1(e)(i)). If the options to purchase the remaining shares are exercised in full by the Exercising Major AHG Stockholders, the Corporation shall immediately notify all of the Exercising Major AHG Stockholders and the Selling Stockholder of that fact.

(ii) If options to purchase have been exercised by the Major AHG Stockholders, the Corporation or the Major Stockholders pursuant to Section 6.1(b), Section 6.1(c) or Section 6.1(d) with respect to some but not all of the Shares by the end of the ten (10) day period specified in Section 6.1(d)(iii) (the “Stockholder Notice Period”), then the Corporation shall, within two (2) days after the expiration of the Stockholder Notice Period, send written notice to those Major Stockholders who fully exercised their Secondary Refusal Right within the Stockholder Notice Period (the “Exercising Major Stockholders”). Each Exercising Major Stockholder shall, subject to the provisions of this Section 6.1(e)(ii), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Shares on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Major Stockholder must deliver an Undersubscription Notice to the Selling Stockholder and the Corporation within five (5) days after the expiration of the Stockholder Notice Period. In the event there are two or more such Exercising Major Stockholders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 6.1(e)(ii) shall be allocated to such Exercising Major Stockholders pro rata based on the number of Shares such Exercising Major Stockholders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any Shares that any such Exercising Major Stockholder has elected to purchase pursuant to the Corporation Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Major Stockholders, the Corporation shall immediately notify all of the Exercising Major Stockholders and the Selling Stockholder of that fact.

(f) Consideration; Closing. If the consideration proposed to be paid for the Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth and reasonably substantiated in the Corporation Notice. If the Corporation or any Major Stockholder for any reason cannot or does not wish to pay for the Shares in the same form of non-cash consideration, the Corporation or such Major Stockholder may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth and reasonably substantiated in the Corporation Notice. The closing of the purchase of Shares by the Corporation and the Major Stockholders shall take place, and all payments from the Corporation and the Major Stockholders shall have been delivered to the Selling Stockholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Stockholder Transfer and (ii) (x) in the case of a Proposed Transfer Notice delivered by a Selling AHG Stockholder, forty five (45) days after delivery of the Proposed Transfer Notice and (y) in the case of a Proposed Transfer Notice delivered by a Selling Non-AHG Stockholder, thirty (30) days after delivery of the Proposed Transfer Notice. In connection with the purchase and sale of such Shares pursuant to this Section 6.1, (A) each Stockholder shall only be required to make customary fundamental representations and warranties solely related to such Stockholder’s (1) corporate (or similar other organizational) power, if applicable, to sell its Shares, (2) due execution of the applicable purchase agreement, (3) organization and good standing (if applicable), (4) good and valid title and ownership of the applicable Shares held by such Stockholder, free and clear of liens, security interests and other encumbrances (other than those imposed by securities laws generally or this Agreement), (5) corporate (or similar other organizational) power and authority, if applicable, to enter into the applicable purchase agreement and to consummate the closing of the sale of the Shares, and (6) non-contravention by such Stockholder of its organizational documents (if applicable) and applicable law; (B) the closing shall not be subject to any conditions, except for (1) customary closing conditions with respect to the (x) accuracy of the other party’s representations and warranties in all material respects and (y) performance of the other party’s pre-closing covenants in all material respects and (2) the receipt of any regulatory approvals required by applicable law as a condition to such closing; and (C) the foregoing fundamental representations and warranties shall survive such closing until the applicable statute of limitations has run and none of the pre-closing covenants shall survive such closing, no party shall be required to provide any indemnification or agree to any restrictive covenants and there shall be no limitation on any party’s right to specific performance in the event of any other party’s breach.

Section 6.2 Right of Co-Sale.

(a) Exercise of Right. If any Shares subject to a Proposed Stockholder Transfer are not purchased pursuant to Section 6.1 and thereafter are to be sold to a Prospective Transferee, each Major Stockholder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Stockholder Transfer as set forth in Section 6.2(b) and, subject to Section 6.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Major Stockholder who desires to exercise its Right of Co-Sale (each, a “Participating Stockholder”) must give the Selling Stockholder written notice to that effect within ten (10) days after the deadline for delivery of the Secondary Notice described specified in Section 6.1(d)(iii), and upon giving such notice such Participating Stockholder shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Participating Stockholder may include in the Proposed Stockholder Transfer all or any part of such Participating Stockholder’s Shares in an amount equal to the product obtained by multiplying (i) the aggregate number of Shares subject to the Proposed Stockholder Transfer (excluding shares purchased by the Corporation or the Stockholders pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of Shares proposed to be sold by such Participating Stockholder immediately before consummation of the Proposed Stockholder Transfer and the denominator of which is the total number of Shares owned, in the aggregate, by all Major Stockholders immediately prior to the consummation of the Proposed Stockholder Transfer. To the extent one or more of the Participating Stockholders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Shares that the Selling Stockholder may Transfer in the Proposed Stockholder Transfer shall be reduced correspondingly.

(c) Purchase and Sale Agreement. The Participating Stockholders and the Selling Stockholder agree that the terms and conditions of any Proposed Stockholder Transfer in accordance with this Section 6.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with the same terms reflected in the Proposed Transfer Notice, as well as other customary terms and provisions for such a transaction, and the Participating Stockholders and the Selling Stockholder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any Transfer in accordance with this Section 6.2.

(d) Allocation of Consideration. The aggregate consideration payable to the Participating Stockholders and the Selling Stockholder shall be allocated based on the number of Shares sold to the Prospective Transferee by each Participating Stockholder and the Selling Stockholder as provided in Section 6.2(b).

(e) Purchase by Selling Stockholder; Deliveries. Notwithstanding Section 6.2(c), if any Prospective Transferee(s) refuse(s) to purchase Shares subject to the Right of Co-Sale from any Participating Stockholder, no Selling Stockholder may Transfer any Shares to such Prospective Transferee(s) unless and until, simultaneously with such Transfer, such Selling Stockholder purchases all Shares subject to the Right of Co-Sale from such Participating Stockholders on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 6.2(d). In connection with such purchase by the Selling Stockholder, such Participating Stockholder shall deliver to the Selling Stockholder any stock certificate or certificates, properly endorsed for transfer, representing the Shares being purchased by the Selling Stockholder (or request that the Corporation effect such transfer in the name of the Selling Stockholder). Any such shares transferred to the Selling Stockholder will be transferred to the Prospective Transferee against payment therefor in consummation of the Transfer of the Shares pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the Selling Stockholder shall concurrently therewith remit or direct payment to each such Participating Stockholder the portion of the aggregate consideration to which each such Participating Stockholder is entitled by reason of its participation in such Transfer as provided in this Section 6.2(e).

(f) Additional Compliance. If any Proposed Stockholder Transfer is not consummated prior to the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Stockholder Transfer and (ii) (A) in the case of a Proposed Transfer Notice delivered by a Selling AHG Stockholder, forty five (45) days after delivery of the Proposed Transfer Notice and (B) in the case of a Proposed Transfer Notice delivered by a Selling Non-AHG Stockholder, thirty (30) days after delivery of the Proposed Transfer Notice, the Selling Stockholder proposing the Proposed Stockholder Transfer may not Transfer any Shares unless they first comply in full with each provision of Section 6.1 and Section 6.2. The exercise or election not to exercise any right by any Major Stockholder hereunder shall not adversely affect its right to participate in any other sales of Shares subject to this Article 6.

Section 6.3 Effect of Failure to Comply.

(a) Transfer Void. Any Proposed Stockholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio and of no effect, shall not be recorded on the books of the Corporation or its transfer agent and shall not be recognized by the Corporation.

(b) Violation of First Refusal Right. If any Selling Stockholder becomes obligated to Transfer any Shares to any Major AHG Stockholder, the Corporation or any other Major Stockholder under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, such Major AHG Stockholder, the Corporation or such other Major Stockholder may, at its option, in addition to all other remedies it may have, send to such Selling Stockholder the purchase price for such Shares as is herein specified and transfer to the name of such Major AHG Stockholder, the Corporation or such other Major Stockholder (or request that the Corporation effect such transfer) on the Corporation’s books any certificates, instruments, or book entry representing the Shares to be sold.

(c) Violation of Co-Sale Right. If any Selling Stockholder purports to Transfer any Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Stockholder who desires to exercise its Right of Co-Sale under Section 6.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Selling Stockholder to purchase from such Participating Stockholder the type and number of Shares that such Participating Stockholder would have been entitled to Transfer to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 6.2. The Transfer will be made on the same terms, including as provided in Section 6.2(d), and subject to the same conditions as would have applied had the Selling Stockholder not made the Prohibited Transfer, except that the Transfer (including, without limitation, the delivery of the purchase price) must be made within sixty (60) days after the Participating Stockholder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 6.2. Such Selling Stockholder shall also reimburse each Participating Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Stockholder’s rights under Section 6.2.

Section 6.4 Exemptions.

(a) Exempt Transfers.

(i) Notwithstanding anything to the contrary in this Agreement, the provisions of Section 6.1 and Section 6.2 shall not apply (A) to the Transfer by a Stockholder of all or any portion of its Shares to any Affiliate of such Stockholder, (B) to the Transfer by an AHG Stockholder of all or any portion of its Shares to any equityholder of such AHG Stockholder, (C) to a repurchase of Shares from a Stockholder by the Corporation at a price no greater than that originally paid by such Stockholder for such Shares and pursuant to an agreement containing vesting or repurchase provisions approved by the Board or (D) in the case of a Stockholder that is a natural person, upon a Transfer of Shares by such Stockholder made for bona fide estate planning purposes, either during such Person’s lifetime or on death by will or intestacy to such Person’s Family Members or any custodian or trustee of any trust, partnership, limited liability company or other corporate entity for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such Family Members; provided that in the case of clause(s) (A) or (C), such Stockholder shall deliver written notice to the Corporation and the Major Stockholders of such gift or Transfer and such Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such Transfer, deliver a Joinder Agreement such that such transferee shall be bound by all the terms and conditions of this Agreement; and provided, further, in the case of any transfer pursuant to clause (C), that such Transfer is made pursuant to a transaction in which there is no consideration actually paid for such Transfer.

(ii) Notwithstanding anything to the contrary in this Agreement, the provisions of Section 6.2 shall not apply to the Transfer of Shares by any Selling Stockholder and its Affiliates (other than Cupar and its Affiliates) that would otherwise be subject to Section 6.2 within any ninety (90) consecutive day period in an aggregate amount of less than four percent (4%) of the Outstanding Shares as of such time of determination; provided, however, that if the number of Shares to be Transferred by such Selling Stockholder, after giving effect to any proposed Transfer and taken together with the aggregate number of Shares previously Transferred by such Selling Stockholder and its Affiliates in reliance on the exemption provided by this Section 6.4(a)(ii) within the trailing twelve (12) month period would exceed eight percent (8%) of the Outstanding Shares as of such time of determination (any such transaction or series of transactions, an “Excess 8% Transaction”), any and all Shares to be Transferred by such Selling Stockholder in such Excess 8% Transaction shall be subject to the provisions of Section 6.2; provided, further, that, for the avoidance of doubt, any Transfer of Shares prior to such Excess 8% Transaction and within the trailing twelve (12) month period shall not be subject to the provisions of Section 6.2. For the avoidance of doubt, the exemption provided by this Section 6.4(a)(ii) shall not apply to the Transfer of any Shares by Cupar or its Affiliates.

(b) Exempted Offerings. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 6.1 and Section 6.2 shall not apply to the Transfer of (i) any Shares to the public pursuant to a Qualified IPO, (ii) any Call Shares pursuant to the exercise of the Cupar Call Right and (iii) any Shares pursuant to the exercise of the Drag-Along Right.

ARTICLE 7

PREEMPTIVE RIGHTS

Section 7.1 Right of First Offer. Subject to the terms and conditions of this Section 7.1, if the Corporation proposes to issue, offer or sell any New Securities, the Corporation shall first offer to sell such New Securities to each Major Stockholder. A Major Stockholder shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate among (a) itself and (b) its Affiliates; provided that each such Affiliate (x) is not a Competitor and (y) agrees to deliver a Joinder Agreement such that such Affiliate shall be bound by all the terms and conditions of this Agreement.

(a) The Corporation shall give written notice (the “Offer Notice”) to each Major Stockholder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered and (iii) the price and any terms and conditions upon which it proposes to offer such New Securities.

(b) By notification to the Corporation within twenty (20) days after the Offer Notice is given, each Major Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Shares then held by such Major Stockholder (including all Shares then issuable (directly or indirectly) upon conversion or exercise of any Derivative Securities then held by such Major Stockholder) bears to the total Shares (assuming full conversion or exercise of all Derivative Securities then outstanding) held by all Major Stockholders. At the expiration of such twenty (20) day period, the Corporation shall promptly notify each Major Stockholder that elects to purchase or acquire all New Securities available to it (each, a “Fully Exercising Stockholder”) of any other Major Stockholder’s failure to do likewise. During the ten (10) day period commencing after the Corporation has given such notice, each Fully Exercising Stockholder may, by giving notice to the Corporation, elect to purchase or acquire, in addition to the amount of New Securities specified above, up to that portion of the New Securities for which Major Stockholders were entitled to subscribe but that were not subscribed for by the Major Stockholders which is equal to the proportion that the Shares issued and held, or issuable (directly or indirectly) upon conversion or exercise of any Derivative Securities then held by such Fully Exercising Stockholder bears to the Shares issued and held, or issuable (directly or indirectly) upon conversion or exercise of any Derivative Securities then held by all Fully Exercising Stockholders who wish to purchase such unsubscribed portion of the New Securities. The closing of any sale pursuant to this Section 7.1(b) shall occur within the later of forty (40) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 7.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 7.1(b), the Corporation may, during the ninety (90) day period following the expiration of the periods provided in Section 7.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Corporation does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Stockholders in accordance with this Section 7.1.

Section 7.2 Exempt Offerings. The right of first offer in this Article 7 shall not be applicable to the following:

(a) Shares, Derivative Securities or any other New Securities issued or distributed pursuant to, or as expressly contemplated by, the Plan, the Confirmation Order or the Exit LC Facility;

(b) Shares issued pro rata to the Stockholders pursuant to stock splits and Share combinations;

(c) Shares, Derivative Securities or any other New Securities in the form of warrants or other similar securities used as “equity kickers” issued to banks or other financial institutions pursuant to a bona fide third-party debt financing for the benefit of the Corporation or any of its Subsidiaries;

(d) Shares, Derivative Securities or any other New Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement;

(e) Shares issued pursuant to a Qualified IPO;

(f) Shares, Derivative Securities or any other New Securities issued to employees or directors of, or consultants or advisors to, the Corporation or any of its Subsidiaries pursuant to a bona fide compensation plan or agreement approved by the Board; and

(g) Shares, Derivative Securities or any other New Securities actually issued upon conversion or exercise of Derivative Securities, in each case, pursuant to the terms of such Derivative Security, that, when issued, was a Derivative Security under any of the preceding clauses (a) through (g) or was subject to the exercise of preemptive rights pursuant to Section 7.1 in accordance with the terms of such Derivative Security at the time of issuance.

ARTICLE 8

DRAG-ALONG RIGHT

Section 8.1 Actions to be Taken. In the event that (i) the holders of a majority of the Outstanding Shares approve a Sale Transaction that provides Stockholders with cash or securities of a publicly traded company, (ii) the Strategic Review Committee approves a Strategic Alternative in accordance with Section 3.3 and requests that the Drag-Along Right to be invoked in connection therewith or (iii) each of (A) the holders of a majority of the Outstanding Shares and (B) the Board, including the approval of (x) a Cupar Director (for so long as the Cupar Approval Right is in effect), and (y) at least one of the SoftBank Director (for so long as the SoftBank Approval Right is in effect) or the AHG Director (for so long as the AHG Approval Right is in effect), approve a Sale Transaction that provides Stockholders with other securities (including securities of a non-publicly traded company), property or other non-cash consideration and, in each case, specify that this Article 8 shall apply to such transaction (the “Drag-Along Right”), then, the Person(s) invoking the Drag-Along Right shall provide written notice at least twenty (20) Business

Days prior to the consummation of any such Sale Transaction (a “Drag-Along Notice”) pursuant to which such Person(s) may elect to require each Stockholder to participate in such Sale Transaction on the terms and subject to the conditions set forth in this Section 8.1 (such transaction, a “Drag-Along Sale”), in which case, each Stockholder shall be deemed to have provided any applicable consents to (and, if requested, shall confirm such consent in writing), and agrees to raise no objections against, such Drag-Along Sale. The Drag-Along Notice shall identify the material terms and conditions of the Drag-Along Sale, including (A) the percentage of the aggregate number of outstanding Shares proposed to be Transferred; (B) the form and amount of per Share consideration for which the Transfer is proposed to be made (and, if such consideration consists in part or in whole of property other than cash, the Drag-Along Notice will include such information, to the extent reasonably available, relating to such non-cash consideration as the Stockholders may reasonably request in order to evaluate such non-cash consideration), (C) the proposed closing date of the Drag-Along Sale, if known; and (D) all other material terms and conditions of the Drag-Along Sale, including the form of the proposed agreement, if any. Subject to satisfaction of each of the conditions set forth in Section 8.1(g), each Stockholder and the Corporation hereby agree:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and approve, such Sale Transaction (together with any related amendment or restatement to the Certificate of Incorporation required to implement such Sale Transaction) and the related definitive agreement(s) pursuant to which the Sale Transaction is to be consummated and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Corporation to consummate such Sale Transaction;

(b) if such transaction is a Stock Sale, to sell all of the Shares of the Corporation beneficially held by such Stockholder (such holders, the “Dragging Stockholders”) to the Person to whom the Dragging Stockholders propose to sell their Shares, and, except as expressly permitted in Section 8.1(g) below, on the same terms and conditions (including the amount of per Share consideration) as the other stockholders of the Corporation;

(c) to execute and deliver all related documentation and take such other reasonable action in support of the Sale Transaction as shall reasonably be requested by the Corporation or the Dragging Stockholders in good faith and necessary in order to carry out the terms and provision of this Article 8, including, (i) executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any reasonably customary release agreement in the capacity of a securityholder, termination of investment related documents, accredited investor forms, documents evidencing the removal of board designees or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents and (ii) providing any information reasonably necessary for any public filings with the SEC in connection with the Sale Transaction;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Corporation owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale Transaction;

(e) to refrain from, and hereby waives any rights relating to, (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale Transaction, or (ii) asserting any claim or commencing, joining or participating in any way (including as a member of a class in any action, suit or proceeding) (x) challenging the Sale Transaction, this Agreement, the consummation of the transactions contemplated in connection with the Sale Transaction or this Agreement, (y) challenging the validity of, or seeking to enjoin the operation of, the definitive agreement(s) with respect to such Sale Transaction or (z) alleging a breach of any fiduciary duty of the Dragging Stockholders or any Affiliate or associate thereof, directors of the Corporation or the acquirer(s) (including aiding and abetting breach of fiduciary duty) in connection with the Sale Transaction or any action taken thereby with respect to such Sale Transaction to the fullest extent permitted by law;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Article 8 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under Securities Act, the Corporation may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(g) in the event that the Dragging Stockholders, in connection with such Sale Transaction, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale Transaction, (i) to consent to (x) the appointment of such Stockholder Representative, (y) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations and (z) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale Transaction and its related service as the representative of the Stockholders, and (ii) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith, gross negligence or willful misconduct; and

(h) with respect to the Drag-Along Right and as to SoftBank, the Shares then held by SoftBank shall be deemed to include the SoftBank Exit LC Facility Triggering Event Shares and such SoftBank Exit LC Facility Triggering Event Shares shall be entitled to and shall fully participate in such Drag-Along Sale in accordance with this Article 8 (acknowledging that SoftBank may make necessary modifications to the representations set forth in Section 8.2(a) as to such SoftBank Exit LC Facility Triggering Event Shares).

Section 8.2 Conditions. Notwithstanding anything to the contrary in this Agreement, a Stockholder will not be required to comply with Section 8.1 in connection with any proposed Sale Transaction (the “Proposed Sale”), unless:

(a) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Stockholder in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement (including the Corporation’s or such Stockholder’s organizational documents) to which the Stockholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Stockholder, in each case that would reasonably be expected to have a material adverse effect on the ability of such Stockholder to consummate the closing of the Sale Transaction;

(b) such Stockholder is not required to agree (unless such Stockholder is an officer or employee of the Corporation or any of its Subsidiaries) to any restrictive covenant in connection with the Proposed Sale (including any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale) or any release of claims other than a release in customary form of claims arising solely in such Stockholder’s capacity as a stockholder of the Corporation;

(c) such Stockholder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale other than the Corporation (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Corporation as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders) (and other than severally in connection with any such representation and warranty it makes as to itself);

(d) liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale) of a negotiated aggregate indemnification amount that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale in such person’s capacity as a stockholder of the Corporation (except with respect to claims related to actual and intentional fraud by such Stockholder, the liability for which need not be limited as to such Stockholder);

(e) subject to Section 8.1(f), upon consummation of the Proposed Sale, each Stockholder will receive the same form of consideration for its shares of Common Stock as is received by the Dragging Stockholders; and

(f) if any Dragging Stockholders are given an option as to the form and amount of consideration to be received for its shares of Common Stock as a result of the Proposed Sale, all other Stockholders will be given the same option other than to the extent prohibited by applicable law; provided, however, that no Stockholder shall be entitled to receive any form of consideration that such Stockholder would be ineligible to receive as a result of such Stockholder’s failure to satisfy any condition, requirement or limitation that is established in good faith and generally applicable to the Stockholders.

Section 8.3 Necessary Action by Stockholders and the Corporation Relating to the Drag-Along Right. Each Stockholder will take, at any time and from time to time, all Necessary Action to further the provisions of this Article 8. The Corporation will take all Necessary Action to ensure that the provisions of this Article 8 are accomplished and will not give effect to any action by any Stockholder or any other Person which is in contravention with this Article 8.

Section 8.4 Exemption. Notwithstanding anything to the contrary in this Agreement, in the event that this Article 8 shall apply to any Sale Transaction approved by the Strategic Review Committee pursuant to Section 3.3(b) and the Stockholder Proceeds in respect of such Sale Transaction is reasonably expected to be less than the greater of (i) $1,000,000,000.00 and (ii) (A) (1) eleven (11) multiplied by (2) the sum of (x) the Adjusted EBITDA for the twelve (12) month period ending on the last day of the most recent fiscal quarter prior to such Sale Transaction was approved by the Strategic Review Committee less (y) $90,000,000.00, less (B) the aggregate Indebtedness of the Corporation and its Subsidiaries as of the end of such period and plus (C) the sum of (x) the aggregate Cash of the Corporation and its Subsidiaries as of the end of such period less (y) $100,000,000.00, then; provided that Cupar and its Affiliates (as applicable) shall have exercised this right not to fully participate in such Sale Transaction pursuant to this Section 8.4 prior to the date that is twenty (20) Business Days after the delivery of the Drag-Along Notice:

(a) Cupar and its Affiliates shall not be required under this Article 8 to Transfer Shares in such Sale Transaction to the extent the Transfer of such Shares would result in Cupar and its Affiliates holding less than forty nine percent (49%) of the total Shares or total voting power of the Shares, in each case, then issued and outstanding as of the consummation of such Sale Transaction; and

(b) Cupar and its Affiliates shall Transfer, in accordance with the other provisions of this Article 8 (including on the same terms and conditions (including the amount of per Share consideration) as the other stockholders of the Corporation), that number of Shares that would result in the acquiror or acquirors in such Sale Transaction holding, in the aggregate, fifty one percent (51%) of the total Shares or total voting power of the Shares, in each case, then issued and outstanding as of the consummation of such Sale Transaction. For the avoidance of doubt, the acquiror(s) in such Sale Transaction shall be entitled to appoint a majority of the Board from and after the closing of such Sale Transaction.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Each Stockholder, severally and not jointly, as of the Effective Date or, with respect to any Stockholder that becomes a party hereto after the Effective Date, the date any such Stockholder executes and delivers a Joinder Agreement, represents and warrants that:

Section 9.1 Binding Obligation. This Agreement constitutes the valid and binding obligation of such party, enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and the effect and application of general principles of equity and the availability of equitable remedies).

Section 9.2 Organization. If an entity, such party is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization.

Section 9.3 Authority. Such party has the full power, right and authority to enter into this Agreement, to perform, observe and comply with all of such party’s agreements and obligations hereunder, and to consummate the transactions contemplated hereby. If an entity, such party has taken all action required to be taken by it with respect to the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.

Section 9.4 No Conflict. The execution, delivery and performance by such party of this Agreement does not and will not, and the consummation of the transactions contemplated hereby in compliance with the terms and provisions hereof will not, to the best knowledge of such party, with or without the giving of notice, the passage of time, or both, conflict with, result in a breach of, constitute a violation or default of, or give any third party the right to terminate, accelerate or modify any obligation under (a) any material agreement or other material document or material instrument to which such party is a party or by which such party is bound or affected, (b) if an entity, the organizational documents of such party or (c) any law, statute, rule, regulation, ordinance, writ, order or judgment to which such party is bound or affected, in each case, the violation of which would, individually or in the aggregate, be material to such Stockholder.

Section 9.5 Accredited Investor. Such party is an Accredited Investor.

The representations and warranties of each Stockholder contained in this Agreement shall survive the execution of this Agreement and continue in full force and effect indefinitely.

ARTICLE 10

AMENDMENTS AND WAIVERS

Section 10.1 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Corporation and Stockholders holding at least sixty-six and two-thirds percent (66-2/3%) of the Outstanding Shares; provided, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and provided, further, that the Corporation may from time to time add additional holders of Shares as parties to this Agreement through the execution of Joinder Agreements without the consent of the other parties. Notwithstanding the foregoing:

(a) the provisions of Section 2.2(a), Section 2.2(b), Section 2.2(c) or Section 2.2(d), as applicable, Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(i), Section 2.9, Section 2.10, Section 2.11, Section 2.12 and this Section 10.1(a) (and, solely as they relate to such Sections, the definitions of any terms used in such Sections or Articles, as applicable) may not be amended, modified, terminated or waived without the written consent of Cupar for so long as (i) with respect to Section 2.2(a), Cupar continues to have rights thereunder, (ii) with respect to Section 2.2(b), Cupar continues to have rights thereunder, (iii) with respect to Section 2.2(c), Cupar continues to have rights thereunder and (iv) with respect to Section 2.2(d), Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(i), Section 2.9, Section 2.10, Section 2.11, Section 2.12 and this Section 10.1(a), Cupar continues to have rights pursuant to Section 2.2(d);

(b) the provisions of Section 2.2(e), Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(ii), Section 2.9, Section 2.10, Section 2.11, Section 2.12 and this Section 10.1(b) (and, solely as they relate to such Sections, the definitions of any terms used in such Sections or Articles, as applicable) may not be amended, modified, terminated or waived without the written consent of the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders for so long as the AHG Stockholders continue to have rights pursuant to Section 2.2(e);

(c) the provisions of Section 2.2(f), Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(iii), Section 2.9, Section 2.10, Section 2.11, Section 2.12 and this Section 10.1(c) (and, solely as they relate to such Sections, the definitions of any terms used in such Sections or Articles, as applicable) may not be amended, modified, terminated or waived without the written consent of SoftBank for so long as SoftBank continues to have rights pursuant to Section 2.2(f);

(d) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder or group of Stockholders without the written consent of such Stockholder or holders constituting a majority-in-interest of such group of Stockholders, if such amendment, modification, termination or waiver would (by its terms or effect) materially, adversely and disproportionately affect the rights of such Stockholder or group of Stockholders as compared to any other Stockholder or other group of Stockholders generally under this Agreement;

(e) the provisions of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Article 5, Article 6, Article 7, Article 8, this Section 10.1(e), Section 11.1, Section 12.1, Section 12.15 and Section 12.17 (and, solely as they relate to such Sections, the definitions of any terms used in such Sections or Articles, as applicable) may not be amended, modified, terminated or waived without the written consent of Cupar for so long as Cupar and its Affiliates continue to beneficially own at least 1,588,248 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like;

(f) the provisions of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Article 5, Article 6, Article 7, Article 8, this Section 10.1(f), Section 11.1, Section 12.1, Section 12.15 and Section 12.17 (and, solely as they relate to such Sections, the definitions of any terms used in such Sections or Articles, as applicable) may not be amended, modified, terminated or waived without the written consent of the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders (including at least two (2) unaffiliated AHG Stockholders, so long as there are at least two (2) unaffiliated AHG Stockholders holding at least two percent (2%) of the Outstanding Shares) for so long as the AHG Stockholders and their respective Affiliates continue to beneficially own at least 1,588,248 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like; and

(g) the provisions of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Article 5, Article 6, Article 7, Article 8, this Section 10.1(g), Section 11.1, Section 12.1, Section 12.15 and Section 12.17 (and, solely as they relate to such Sections, the definitions of any terms used in such Sections or Articles, as applicable) may not be amended, modified, terminated or waived without the written consent of SoftBank for so long as SoftBank and its Affiliates continue to beneficially own at least 634,214 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like.

The Corporation shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 10.1 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.

Section 10.2 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

ARTICLE 11

TERMINATION

Section 11.1 Events of Termination. All rights and obligations of the parties set forth in this Agreement shall automatically terminate upon the earliest of: (a) the consummation of a Qualified IPO, (b) the consummation of a Sale Transaction (other than any transaction described in clause (b) of the definition thereof) and (c) subject to Section 3.1(b)(ii), voluntary or involuntary liquidation, dissolution or winding up of the business and affairs of the Corporation; provided, however, that (i) any claims or rights of a Dragging Stockholder or the Corporation arising under or relating to Article 8 and any authorizations, obligations, covenants or liabilities of a any party arising under or relating to Article 8, (ii) Section 4.1, (iii) Section 5.4, (iv) this Article 11 and (v) Article 12 (other than Section 12.10, Section 12.19, Section 12.20, Section 12.21 and Section 12.22) shall, in each case, survive any such termination of this Agreement. Nothing in this Article 11 will be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to such termination or impair the right of any party to compel specific performance by the other parties of their respective obligations under this Agreement occurring prior to such termination.

Section 11.2 Transfer of All Securities. Upon the Transfer by any Stockholder, executor or other entity of all Shares owned or held by such Stockholder and, upon payment of any consideration to which such Stockholder is entitled, such Stockholder will have no further rights or privileges under this Agreement or otherwise be entitled to the benefits hereof; provided, however, that, subject to the terms of this Agreement, (a) such Transfer will not relieve such Stockholder, such Stockholder’s executor or such Stockholder’s successors or assigns from liability hereunder in the event of a breach by such Stockholder of such Stockholder’s duties hereunder prior to such Transfer and (b) such Stockholder will remain subject to Section 4.1 for a period of two (2) years from the date of final disclosure of Confidential Information under this Agreement.

ARTICLE 12

MISCELLANEOUS PROVISIONS

Section 12.1 Governing Documents. The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Governing Documents. The Corporation and the Stockholders agree to take all Necessary Action to amend the Certificate of Incorporation or the Bylaws, as applicable, so as to avoid any conflict with the provisions hereof.

Section 12.2 Freedom to Pursue Opportunities. Subject to Article X of the Certificate of Incorporation and any contractual obligations by which the Corporation or any or all of the Principal Stockholders may be bound from time to time, to the fullest extent permitted by law, none of the Principal Stockholders nor any of their Affiliates shall have a duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation or any of the Corporation’s Affiliates, including those business activities or lines of business deemed to be competing with the Corporation or any of the Corporation’s Affiliates. To the fullest extent permitted by law, none of the Principal Stockholders nor any of their Affiliates, nor any of their respective officers or directors, shall be liable to the Corporation or its stockholders, or to any Affiliate of the Corporation or such Affiliate’s stockholders or members, for breach of any fiduciary duty, solely by reason of any such activities of any Principal Stockholder or its Affiliates, or of the participation therein by any officer or director of any Principal Stockholder or its Affiliates. To the fullest extent permitted by law, but subject to any contractual obligations by which the Corporation or any or all of the Principal Stockholders may be bound from time to time, none of the Principal Stockholders nor any of its Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of the Corporation’s Affiliates, and without limiting Article X of the Certificate of Incorporation, none of the Principal Stockholders nor any of their Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation or its stockholders or to any Affiliate of the Corporation or such Affiliate’s stockholders or members solely by reason of engaging in any such activity. Subject to Article X of the Certificate of Incorporation and any contractual provisions by which the Corporation or any or all of the Principal Stockholders or their respective Affiliates may be bound from time to time, to the fullest extent permitted by law, in the event that any Principal Stockholder or any of their Affiliates or any of their respective officers, directors or employees, acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for any Principal Stockholder (or any of its respective Affiliates), on the one hand, and the Corporation (or any of its Affiliates), on the other hand, none of the Principal Stockholders nor any of their Affiliates, officers, directors or employees shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliates, and to the fullest extent permitted by law, none of the Principal Stockholders nor any of their Affiliates, officers, directors or employees shall be liable to the Corporation or its stockholders, or any Affiliate of the Corporation or such Affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise, solely by reason of the fact that such Principal Stockholder or any of its Affiliates, officers, directors or employees acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its Affiliates, and the Corporation (on behalf of itself and its Affiliates and their respective stockholders and Affiliates) to the fullest extent permitted by law hereby waives and renounces in accordance with Section 122(17) of the DGCL any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliates; provided, however, that any corporate opportunity which is offered to (x) any director of the Corporation, solely to the extent such opportunity is expressly offered to such person solely in its capacity as a director of the Corporation, and (y) the Board shall, in each case, belong to the Corporation; provided, further, that such corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. No amendment or repeal of this Section 12.2 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

Section 12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 12.4 Binding Agreement. This Agreement will be binding upon the parties hereto, their heirs, administrators, executors, successors and assigns, and the parties hereto do covenant and agree that they themselves and their heirs, executors, administrators, successors and assigns will execute any and all instruments, releases, assignments, and consents that may be required of them in accordance with the provisions of this Agreement.

Section 12.5 Interpretation. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The headings and captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope, construction, interpretation or intent of this Agreement or any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the parties hereto and no rule of strict construction shall be applied against any party hereto. All exhibits attached hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein and any capitalized term used in any exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section or Exhibit are references to such Article, Section or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its successors and permitted assigns; (e) references to a law include any amendment or modification to such law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) references to monetary amounts are denominated in United States Dollars and (h) ”vote” and “voting” and words of similar import when used in this agreement shall include, without limitation, action by written consent of the stockholders.

Section 12.6 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with, or related to, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between or among the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the parties in such proceeding will bear their own attorneys’ fees and court costs incurred by reason of such litigation or arbitration.

Section 12.7 Severability. The determination by a court of competent jurisdiction that any particular provision of this Agreement is unenforceable or invalid will not affect the enforceability of or invalidate the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions had never been part hereof and were omitted here from. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.8 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing (including electronic mail as permitted in this Agreement) and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to:

(A)	if to the Corporation, to:

WeWork Inc.

75 Fifth Avenue, 2nd Floor

New York, NY 10003

Attention: Chief Legal Officer

E-mail: [***]

(B)	if to Cupar, to:

Cupar Grimmond, LLC

430 South Fairview Avenue

Sana Barbara, CA 93117

Attention: Arnold Brier

E-mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

355 South Grand Avenue Suite 900

Los Angeles, CA 90071

Attention: Tom Hopkins, Logan Tiari and

Timothy N. Nguyen

E-mail: [***]

 [***]

 [***]

(C)

if to the AHG Stockholders, to each such AHG Stockholder at its address or e-mail address set forth on its signature page to this Agreement or otherwise provided in writing (including by e-mail) to the Corporation, with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Eli Vonnegut, Evan Rosen

E-mail: [***]

 [***]

(D)	if to SoftBank, to:

SoftBank Vision Fund II-2 L.P.

c/o SB Global Advisers Limited

69 Grosvenor Street

London, W1K 3JP

c/o SB Investment Advisers (US) Inc.

300 El Camino Real

Menlo Park, CA 94025

Attention: Legal

E-mail: [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Gabriel A. Morgan, Kevin Bostel and Eric L. Einhorn

E-mail: [***]

 [***]

 [***]

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: James R. Griffin

E-mail: [***]

(E)

if to any other Stockholder, to such Stockholder at its address or e-mail address set forth on its signature page to this Agreement or a Joinder Agreement or otherwise provided in writing (including by e-mail) to the Corporation.

(b) Each party to this Agreement consents to the delivery of any stockholder notice pursuant to the DGCL by electronic mail pursuant to Section 232 of the DGCL at the e-mail address of such stockholder as on the books of the Corporation or as updated from time to time by notice to the Corporation pursuant to Section 12.8(a). To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party to this Agreement agrees to promptly notify the Corporation of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

Section 12.9 Entire Agreement. This Agreement (including the Exhibits hereto), together with the Certificate of Incorporation, the Bylaws and the Registration Rights Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto (and their respective Affiliates), oral or written, with respect to the subject matter hereof.

Section 12.10 Legends. During the term of this Agreement, in addition to any other legend which may be required by applicable law, each certificate or instrument (if any) or book-entry account and related statements representing or otherwise evidencing Shares subject to this Agreement will bear the applicable legends set forth below, on its face, or upon the reverse side thereof, appropriately completed, which legends will likewise be endorsed upon all stock certificates representing shares of the Corporation’s capital stock that will hereafter be issued and that are subject to this Agreement. Each Stockholder shall be deemed to have actual knowledge of the terms, provisions, restrictions and conditions set forth in the Certificate of Incorporation, the Bylaws and this Agreement, whether or not any certificate or book-entry account and related statement representing or otherwise evidencing Shares owned or held by such Stockholder bear the legends set forth below and whether or not any such Stockholder received a separate notice of such terms, provisions, restrictions and conditions.

(a) Each certificate or instrument (if any) or book-entry account and related statement representing or otherwise evidencing Shares subject to this Agreement will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT, A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER. NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDERS AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS, INCLUDING VOTING AGREEMENTS, AS SET FORTH IN THE STOCKHOLDERS AGREEMENT.”

(b) Each certificate or instrument (if any) or book-entry account and related statement representing or otherwise evidencing Shares issued under the Plan in reliance on the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code (which, for the avoidance of doubt, shall include (x) all Shares issued to the Initial Stockholders on the Effective Date and (y) all Shares issued to a Subsidiary of the Corporation on the Effective Date and distributed to SoftBank or its Affiliates pursuant to, or as expressly contemplated by, the Exit LC Facility), such that the Transfer of such Shares are not restricted under U.S. federal securities laws, will bear the following legend:

“THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT OF 1933 OF THE UNITED STATES, AS AMENDED (THE “ACT”), PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 U.S.C. 1145; PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN “UNDERWRITER” AS SUCH TERM IS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY LOCAL OR STATE SECURITIES LAWS, AND TO THE EXTENT THE HOLDER OF SUCH SECURITIES IS AN “UNDERWRITER,” AS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE LOCAL OR STATE SECURITIES LAWS.”

(c) Each certificate or instrument (if any) or book-entry account and related statement representing or otherwise evidencing Shares issued to an “affiliate” of the Corporation within the meaning of Rule 144(a)(1) under the Securities Act (which, for the avoidance of doubt, shall include (x) all Shares issued on the Effective Date to Cupar, SoftBank and each AHG Stockholder that has the power, individually or together with its Affiliates, to exercise the AHG Designation Right, (y) all Shares issued to a Subsidiary of the Corporation on the Effective Date and all such Shares subsequently distributed to SoftBank or its Affiliates pursuant to, or as expressly contemplated by, the Exit LC Facility, provided, that SoftBank, individually or together with its Affiliates, holds (i) at least ten percent (10%) of the Outstanding Shares on an aggregate basis and/or (ii) the SoftBank Designation Right, in each case, immediately after such distribution, or (iii) less than ten percent (10%) of the Outstanding Shares on an aggregate basis immediately after such distribution and are entitled to receive further Shares pursuant to, or as expressly contemplated by, the Exit LC Facility, which Shares, if received, would cause SoftBank or its Affiliates to hold at least ten percent (10%) of the Outstanding Shares on an aggregate basis immediately after such future distribution, and (z) all Shares issued to any Stockholder that, individually or together with such Stockholder’s Affiliates, holds at least ten percent (10%) of the Outstanding Shares), will bear the following legend:

“THESE SHARES ARE HELD BY A PERSON WHO IS CONSIDERED AN AFFILIATE FOR PURPOSES OF RULE 144 UNDER THE SECURITIES ACT. NO TRANSFER OF THESE SHARES OR ANY INTEREST THEREIN MAY BE MADE UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THESE SHARES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.”

Section 12.11 Additional Parties. Upon execution of a Joinder Agreement, and without need for an amendment hereto, any such future holder of Shares will become a party to, and be bound by the terms of, this Agreement and will be deemed a “Stockholder” for all purposes of this Agreement.

Section 12.12 No Third Party Beneficiaries. Except as expressly provided for in Section 5.4, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the parties hereto, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

Section 12.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any and all litigation, suits, claims, actions proceedings or investigations (“Action”) arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 12.8(a) shall be effective service of process for any such action (without limiting other means).

Section 12.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 12.14 HAS BEEN FULLY DISCUSSED BY EACH OF THE

PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 12.15 Equitable Remedies. Recognizing that Shares are unique and that the remedy at law for any breach or threatened breach by a party hereto of the covenants and conditions set forth herein would be inadequate, and further recognizing that any such breach or threatened breach would cause immediate, irreparable and permanent damage to the parties, the extent of which would be impossible or difficult to ascertain, the parties hereto agree that in the event of any such breach or threatened breach, and in addition to any and all remedies at law or otherwise provided herein, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary or permanent injunctive relief (including a mandatory injunction) without the necessity of proving actual damage or the lack of an adequate remedy at law and, to the extent permissible under applicable rules of provision and statutes, a temporary injunction may be granted immediately upon the commencement of any suit hereunder regardless of whether the breaching party or parties have actually received notice thereof. Each of the parties hereto further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Such remedy will be cumulative and not exclusive, and will be in addition to any other remedy or remedies available to the parties.

Section 12.16 Recapitalization. In the event that any Shares or other securities are issued in respect of, in exchange for, or in substitution of, shares of capital stock of the Corporation by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of any class or series of Shares or any other change in the Corporation’s capital structure, appropriate equitable adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

Section 12.17 Aggregation of Shares; Apportionment. All Shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate. In determining the ownership of Shares for any purposes hereunder, the Corporation shall be entitled to conclusively rely in good faith on (i) the then most current ownership information provided to it by the transfer agent for the Shares (including information provided by any depositary, including the Depository Trust & Clearing Corporation) or (ii) if there is no such transfer agent, the most current ownership information then in its possession, and, in each case, any such determination made by the Corporation in reliance thereon shall be deemed final and binding on all parties hereto.

Section 12.18 Deemed Execution; Effectiveness. On the Effective Date, pursuant to the Plan and the Confirmation Order, each Person that receives any Shares pursuant to the Plan or in connection with any of the transactions contemplated thereby (regardless of whether such Shares are received on the Effective Date or thereafter) shall be deemed to have entered into this Agreement, regardless of whether any such holder has executed this Agreement, and this Agreement shall be deemed to be a valid, binding and enforceable obligation of such Person (including any obligation set forth herein to waive or refrain from exercising any appraisal, dissenters or similar rights) even if such Person has not actually executed and delivered a counterpart hereof.

Section 12.19 Enabling Provision. The provisions of this Agreement will be binding upon all holders of Shares issued subsequent hereto and will be binding upon all subsequent holders of Shares whether now or hereafter issued and outstanding. The Corporation will, upon further issuance or Transfer of any Shares (including as a result of the exercise of any option agreements), require the holder(s) of such newly issued or Transferred Shares to enter into a Joinder Agreement, and will include the restrictive legends set forth in Section 12.10 upon any such newly issued or Transferred Shares, and each such new holder(s) will be deemed a “Stockholder” for all purposes of this Agreement.

Section 12.20 Spousal Consents. Each Stockholder who is an individual and is married as of the Effective Date shall cause such Stockholder’s spouse to execute and deliver to the Corporation a Spousal Consent and Proxy, substantially in the form attached hereto as Exhibit B (a “Spousal Consent”), dated on or around the Effective Date.

If any Stockholder who is an individual should marry following the Effective Date, such Stockholder shall cause such Stockholder’s spouse to execute and deliver to the Corporation a Spousal Consent within thirty (30) days thereof.

Section 12.21 Further Assurances. Each of the parties hereto will execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 12.22 Restrictions on Other Agreements. Following the Effective Date, no Stockholder will enter into or agree to be bound by any agreements or arrangements of any kind with any Person with respect to any Shares in violation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Stockholders Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written.

WEWORK INC.

By:	/s/ Pamela Swidler
Name:	Pamela Swidler
Title:	Chief Legal Officer & Secretary

[Signature Page to the Stockholders Agreement]

[Stockholder Signature Pages Intentionally Excluded]

EXHIBIT A

[Form of Joinder Agreement]

EXHIBIT B

[Form of Spousal Consent and Proxy]

EXHIBIT C

[Form of Transfer Certificate]